SANTA FE GOLD CORPORATION,

a Delaware corporation

INTERNATIONAL GOLDFIELDS LIMITED

an Australian corporation

and its wholly-owned subsidiary

IGS MERGER SUB, INC.

a Delaware corporation

AGREEMENT AND PLAN OF MERGER

FEBRUARY 15, 2013

ANNEX A.	DEFINITIONS

AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 15, 2013 (the “Signing Date”), among Santa Fe Gold Corporation, a Delaware corporation ( “SFEG”), on the one hand, and International Goldfields Limited, an Australian corporation (“IGS”), and IGS Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of IGS (“Merger Sub” and, collectively with IGS, the “IGS Entities”), on the other hand (the IGS Entities and SFEG, collectively, the “Parties”).

RECITALS

A.

The board of directors of SFEG has determined that a business combination with IGS, to be effected through IGS’ acquisition by merger of all of the outstanding shares of the capital stock of SFEG, is advisable and consistent with the long-term business strategies of SFEG and is in the best interests of SFEG and its stockholders.

B.

The Board of SFEG has (1) approved this Agreement and the merger of Merger Sub with and into SFEG (the “Merger”), upon and subject to the terms hereof and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and (2) determined that the Merger, this Agreement, and the transactions contemplated hereby (collectively, including the Merger, the “Transactions”) are in the best interests of SFEG and of its stockholders.

C.

The respective Boards of IGS and Merger Sub have (1) each approved this Agreement and the Merger, upon and subject to the terms hereof and in accordance with the DGCL, and (2) determined that the Transactions are in the best interests of each of IGS and Merger Sub and of their respective stockholders.

D.

It is intended that, for U.S. federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "U.S. Code").

E.	IGS has made two advances to SFEG by way of two senior secured convertible note in the aggregate original principal amount of A$4,000,000.00 (the “Senior Secured Notes”).

          NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the value, receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
THE MERGER

1.1	The Merger.

(a)

Upon the terms and subject to the conditions hereof and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into SFEG, the separate existence of Merger Sub will thereby cease, and SFEG will continue as the surviving corporation (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware.

(b)

The Merger will have the effect as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, upon the Merger, all the rights, privileges, immunities, powers, and franchises of SFEG and Merger Sub will vest in the Surviving Corporation and all of the obligations, duties, debts, and liabilities of SFEG and Merger Sub will be the obligations, duties, debts, and liabilities of the Surviving Corporation.

1.2	Effective Time.

Upon the terms and subject to the conditions of this Agreement, at the Closing, SFEG and IGS shall jointly prepare and shall cause to be filed a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Secretary of State”) as provided in the DGCL. The Merger will become effective on the date and at the time when the Certificate of Merger has been accepted for filing by the Secretary of State or, subject to the DGCL, such other time as is agreed upon by the Parties and specified in the Certificate of Merger (such time, the “Effective Time”).

1.3	Closing.

Unless this Agreement is terminated and the Transactions abandoned pursuant to Section 8.1, and subject to the satisfaction or waiver of the conditions set forth in ARTICLE 7, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., local time, on a date to be specified by the Parties, which must be no later than the second Business Day after satisfaction or waiver (by the Party entitled to waive the condition) of all of the conditions set forth in ARTICLE 7 (except for those conditions that by their nature cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions) (the “Closing Date”), at the offices of The Jordaan Law Firm, PLLC, 53131 McKinney Ave, Suite 600 Dallas, Texas 75204, unless the Parties agree to another time, date, or place.

1.4	Certificate of Incorporation; Bylaws

Pursuant to the Merger: (a) SFEG’s Certificate of Incorporation, as in effect immediately prior to the Effective Time, will become the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, and (b) the Bylaws of SFEG, as in effect immediately prior to the Effective Time, will be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

1.5	Directors and Officers of the Surviving Corporation; Directors of IGS.

(a)

Directors. The directors of SFEG immediately prior to the Effective Time will, from and after the Effective Time, be the directors of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.

(b)

Officers. The officers of SFEG immediately prior to the Effective Time will, from and after the Effective Time, be the initial officers of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.

1.6	IGS Board.

(a)

After the closing of a Qualified Equity Financing and prior to the initial filing of the F-4, (i) SFEG shall provide written Notice to IGS designating one individual who will serve as a SFEG Designated Director and (ii) current IGS Director Antony Sage shall resign from the IGS Board of Directors.

(b)

In the event the Transaction does not complete for whatever reason, then the SFEG Designated Director appointed to the IGS Board of Directors in accordance with clause 1.6(a) shall resign and be replaced with an IGS nominee.

(c)

With effect from the Effective Date an additional two SFEG Designated Directors shall be appointed to the IGS Board of Directors and the remaining current IGS Directors (Mark Gwynne and Bernard Aylward) shall resign from the IGS Board of Directors.

(d)

Prior to the Effective Time, IGS shall take all necessary corporate action such that, upon the occurrence of the Effective Time, SFEG Designated Directors are appointed as directors to serve on IGS Board until the next regularly scheduled meeting of IGS Common Share Holders, subject to those persons having provided a consent to act as directors of IGS and Messrs Sage, Gwynne and Aylward resign as directors of IGS in accordance with this clause 1.6.

1.7	IGS Executive Officers, Offices and Consultants.

	(a)	At the Effective Time, IGS will:

(i)

enter into an agreement with Travis Schwertfeger (subject to his agreement) as an executive officer (or consultant) of IGS in respect to IGS’ current assets to manage existing IGS’ projects at his rate of remuneration as at the date of the date of this Agreement;

		(ii)	engage SFEG’s existing management team in comparable executive positions;

(iii)

subject to the restrictions of the Corporations Act and the ASX Listing Rules, make a severance payment to Antony Sage in the amount of A$10,000 per month for a period of 24 consecutive months following Closing;

(iv)

engage Dr. Pierce Carson as IGS’ president and chief executive officer after the Effective Time in accordance with the terms of an employment agreement in substantially the same terms as Exhibit 1.7 (a)(iv) hereto (the “Carson Employment Agreement”); and

(v)

IGS will continue to rent the premises at 20 Oxford Close, Leederville, Western Australia for the remainder of the current lease agreement, being a period of no more than 24 months from the closing of the Qualified Equity Financing. Agreement (and otherwise on the terms and conditions currently in place in respect of the lease agreement acknowledging that the termination provisions shall not apply)..

ARTICLE 2
EFFECT ON SECURITIES

2.1	SFEG Common Stock.

(a)	Effect on SFEG Common Stock.

(i)

At the Effective Time, subject to the other provisions of this ARTICLE 2 and Section 3.1, each share of SFEG Common Stock (other than shares of SFEG Common Stock held in the treasury of SFEG or held by IGS ) issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled in exchange for the right to receive 12.3254627 (the "Exchange Ratio") ordinary shares of IGS (“IGS Common Share”). Upon the effectiveness of a “10-for-1 consolidation” of IGS Common Shares, in accordance with Section 2.1(a)(ii), the Exchange Ratio will be adjusted to 1.23254627. All IGS Common Shares shall be delivered to the holders of SFEG Common Stock in the form of American Depositary Receipts (“IGS ADR’s”) shares, each representing the right to receive twenty (20) IGS Common Shares, or such other number of shares as IGS and SFEG may mutually determine to be the optimum bundle of IGS shares (the "IGS ADSs"). The IGS ADSs may be evidenced by one or more receipts ("IGS ADRs") issued in accordance with the Deposit Agreement, to be entered into among IGS, The Bank of New York Mellon Corporation (or other mutually agreeable depositary bank), as Depositary (the "Depositary"), and the holders from time to time of IGS ADRs, as may be amended and restated as of the date on which the Effective Time occurs (the "Deposit Agreement").

(ii)

In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding IGS Common Shares or shares of SFEG Common Stock are changed into a different number of shares or a different class as a result of a consolidation, stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, exchange, recapitalization or similar transaction, the Exchange Ratio will be adjusted appropriately.

(iii)

Notwithstanding the provisions of Section 2.1(a), no fractional IGS ADSs will be issued pursuant to the Merger. In lieu of the issuance of fractional IGS ADSs, cash payments in United States dollars will be made to the former holders of SFEG Common Stock with respect to any fractional IGS ADS that would otherwise be issuable pursuant to the Merger in an amount equal to such fractional part of a IGS ADS multiplied by the United States dollar equivalent of the closing price of the IGS Ordinary Shares underlying the ADSs on the ASX on the last trading day preceding the Closing Date. The calculation of the United States dollar equivalent of such closing price will be based on the arithmetic mean of the buy and sell spot rates of exchange for Australian dollars and United States dollars on the London market at 11:00 a.m., London time, on the last trading day in London preceding the Closing Date. No such holder will be entitled to dividends, voting rights or any other shareholder right with respect to any fractional IGS ADSs that such holder, but for the provisions of this Section 2.1(a)(iii), would be entitled to receive pursuant to the Merger. For purposes of this Section 2.1(a)(iii), shares held of record by a particular stockholder of SFEG and represented by two or more share certificates may be aggregated in order to reduce the fractional IGS ADSs issuable to such stockholder.

(iv)

The IGS ADSs to be issued upon the conversion of shares of SFEG Common Stock pursuant to Section 2.1(a)(i) and the cash to be paid in lieu of fractional IGS ADSs pursuant to Section 2.1(a)(iii) are referred to in this Agreement collectively as the “Merger Consideration”.

(v)

Notwithstanding the other provisions of this Section 2.1, where IGS reasonably determines that the issue of IGS ADSs in the jurisdiction of a relevant proposed recipient of IGS ADSs (other than recipients resident in the United States or any jurisdiction to which IGS ADSs may be issued pursuant to exemptions from the registration and prospectus delivery requirements applicable to public offerings of securities to persons in such jurisdictions) is either prohibited or unduly onerous or impracticable (each such proposed recipient, an “Ineligible Overseas Stockholder”), IGS will procure that the Sale Agent will be issued such number of IGS ADSs as are attributable to the Ineligible Overseas Stockholders as Merger Consideration and will further procure that such IGS ADSs are sold and the proceeds of sale paid to the Ineligible Overseas Stockholders as soon as reasonably practicable after the Effective Time. The term “Sale Agent” as used in this Agreement means the person nominated by IGS to sell the IGS ADSs that are attributable to the Ineligible Overseas Stockholders under the terms of this Agreement.

(b)

No Further Rights. All of the shares of SFEG Common Stock converted into the right to receive Merger Consideration pursuant to this ARTICLE 2 automatically will no longer be outstanding, will be cancelled, and will cease to exist. Each holder of (x) a certificate (each a “Certificate”) previously representing any such shares of SFEG Common Stock or (y) non-certificated shares of SFEG Common Stock represented by book entry (“Book-Entry Shares”) will thereafter cease to have any rights with respect to such shares of SFEG Common Stock, except, to the extent provided herein, the right to receive Merger Consideration in accordance with the terms hereof.

2.2	Effect on SFEG Options; SFEG Warrants and SFEG Convertible Debentures.

(a)

Unless exercised, cancelled, exchanged, or terminated pursuant to a SFEG Option Contract, any SFEG Option outstanding at the Effective Time will remain outstanding immediately after the Effective Time, unless and until exercised, cancelled, exchanged, or terminated. Unless exercised, cancelled, exchanged, or terminated pursuant to a SFEG Warrant Contract, any SFEG Warrant outstanding at the Effective Time will remain outstanding immediately after the Effective Time, unless and until exercised, cancelled, exchanged, or terminated in accordance with its terms. Unless exercised, cancelled, exchanged, or terminated pursuant to a SFEG Convertible Debenture, any SFEG Convertible Debenture outstanding at the Effective Time will remain outstanding immediately after the Effective Time, unless and until exercised, cancelled, exchanged, or terminated in accordance with its terms.

(b)

In SFEG’s sole discretion, SFEG may permit each outstanding stock option to acquire shares of SFEG Common Stock (each, a “SFEG Stock Option”) granted under the SFEG 2007 Equity Incentive Plan and any other current or former stock option plan, program, agreement or arrangement of SFEG (collectively, the “SFEG Stock Plans”) to be converted at the Effective Time into an option to purchase IGS ADSs in accordance with a procedure which satisfies the requirements under Section 424(a) of the Code; provided that to the extent consistent with satisfying such requirements, each SFEG Stock Option will be converted into an option to purchase that whole number of IGS ADSs that could have been obtained upon the exercise of such SFEG Stock Option immediately prior to the Effective Time and the conversion and exchange of the shares of SFEG Common Stock issued upon such exercise for IGS ADSs as provided in Section 2.1, and the exercise price per share applicable to each such SFEG Stock Option will be adjusted at the Effective Time as appropriate so as to preserve with respect to each option to purchase IGS ADSs the excess of the fair market value of each share of IGS Common Stock subject to the corresponding SFEG Stock Option immediately before the Effective Time over the option price for such share of SFEG Common Stock.

(c)

At the Effective Time, each share of SFEG Common Stock, if any, issued pursuant to any SFEG Stock Plan that is subject to transfer limitations or vesting provisions under the terms of such SFEG Stock Plan, or under any individual grant agreement pursuant to which such SFEG Common Stock was issued or any other agreement between SFEG and the holder thereof, will upon conversion thereof into a IGS ADS pursuant to the Merger continue to be subject to the same transfer limitations and vesting provisions, except as specifically provided in the SFEG Stock Plans. Any cash which would have been payable under Section 2.1(a)(iii) will be paid to the holder of such SFEG Common Stock without regard to any such transfer limitations or vesting provisions.

(d)

The board of directors or compensation committee of SFEG and IGS will grant all approvals and take all other actions reasonably required pursuant to Rule 16b-3(e) under the Securities Exchange Act of 1934, as amended (together with the rules and regulations of the Securities and Exchange Commission (the “SEC”) thereunder, the “Securities Exchange Act”) (and the ASX Listing Rules (is applicable)), to cause the disposition in the Merger of SFEG Common Stock and SFEG Stock Options held by affiliates of SFEG to be exempt from the provisions of Section 16(b) of the Securities Exchange Act.

2.3	Effect on Merger Sub Stock.

At the Effective Time, each share of common stock, par value $0.002 per share, of Merger Sub then issued and outstanding will, by virtue of the Merger and without any action on the part of IGS, Merger Sub, SFEG, or the holder thereof, be converted into and become one fully paid and nonassessable share of common stock, par value $0.002 per share, of the Surviving Corporation.

ARTICLE 3
MERGER CONSIDERATION

3.1	Provision of Merger Consideration.

	(a)	IGS Obligations.

(i)

Prior to the Effective Time, IGS shall enter into an exchange agent agreement, in form and substance reasonably satisfactory to SFEG (the “Exchange Agreement”), with the Exchange Agent to act as agent for the facilitation of the surrender or transfer of Certificate or Book-Entry Shares formerly representing shares of SFEG Common Stock and otherwise to comply with the procedures set forth in this ARTICLE 3.

(ii)

At the Effective Time and based on the shareholder registry records of SFEG and its transfer agent, as provided by SFEG to IGS, IGS shall cause the Exchange Agent to issue and allot to each Record Holder the Merger Consideration as that Record Holder is entitled to receive.

(iii)

As soon as reasonably practicable following the Effective Time, IGS shall mail to each Record Holder a holding statement setting forth the aggregate number of IGS Shares issued to such Record Holder under Section 3.1(a)(ii).

	(b)	Exchange Procedures.

(i)

Promptly after the Effective Time, and in any event not later than the second Business Day following the Effective Time, IGS shall direct the Exchange Agent, pursuant to the Exchange Agreement, to mail to each holder of record of a Certificate or Book-Entry Share formerly representing shares of SFEG Common Stock: (1) a letter of transmittal (each, a “Letter of Transmittal”), which must (A) specify that delivery will be effected, and risk of loss and title to such shares will pass, only upon proper delivery or transfer of such shares to the Exchange Agent and (B) be in customary form and subject to the reasonable approval of SFEG prior to the Effective Time; and (2) instructions for effecting the surrender or transfer of such Certificate or Book-Entry Share in exchange for the Merger Consideration payable in respect of the shares of SFEG Common Stock represented by such Certificate or Book-Entry Share.

(ii)

Upon (1) in the case of SFEG Common Stock represented by a Certificate, surrender of such Certificate for cancellation to the Exchange Agent in accordance with this Section 3.1(b), together with the return of the applicable Letter of Transmittal, properly completed and duly executed, and such other documents as might be required pursuant to the instructions set forth in such Letter of Transmittal or (2) in the case of SFEG Common Stock represented as a Book-Entry Share, receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent might reasonably request), and such other documents as might be required pursuant to the instructions set forth in the applicable Letter of Transmittal, the holder of such Certificate or Book-Entry Share, as the case might be, will thereby be entitled to receive in exchange therefore one or more IGS ADSs representing, in the aggregate, the whole number of IGS ADSs, if any, that such Holder has the right to receive pursuant to Section 2.1(a) (after taking into account all shares of SFEG Common Stock then held by such holder).

(iii)

Promptly after receipt or notification by the Exchange Agent of the surrender or transfer in accordance with Section 3.1(b)(ii), the Exchange Agent will notify IGS and IGS shall then send or procure the dispatch to each Holder, by pre-paid post to his or her address recorded with SFEG at the Effective Time, a holding statement or notice confirming the issue of IGS ADSs to that Holder representing the total number of ADSs to be issued to that Holder in accordance with ARTICLE 2 and this ARTICLE 3.

(iv)	No interest will be paid or accrue on any Merger Consideration that is payable to holders of Certificates or Book-Entry Shares.

(v)

If there is a transfer of ownership of shares of SFEG Common Stock prior to the Effective Time that is not registered in the transfer records of SFEG, then the Merger Consideration payable in respect of such shares of SFEG Common Stock is to be issued or paid to the applicable transferee if (1) the Certificate representing such shares of SFEG Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer, and (2) the Person requesting such exchange pays to the Exchange Agent in advance any transfer or other taxes required by reason of the delivery of the Merger Consideration in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or establishes to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(vi)

Until surrendered or, in the case of any Book-Entry Share, transferred, as contemplated by this Section 3.1(b), each Certificate or Book-Entry Share will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender or transfer the Merger Consideration payable in respect of the shares of SFEG Common Stock represented by such Certificate or Book-Entry Share.

(c)

Distributions with Respect to Unexchanged IGS ADSs. No dividends or other distributions declared or made after the Effective Time with respect to IGS ADSs with a record date after the Effective Time will be paid to the holder of any Certificate that has not been properly surrendered or Book-Entry Share that has not been properly transferred with respect to IGS ADSs that such holder would be entitled to receive upon proper surrender of such Certificate or transfer of such Book- Entry Share; except that, following the surrender of any such Certificate or transfer of any such Book-Entry Share, IGS shall pay to such holder of IGS ADSs issuable in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such IGS ADS, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender or transfer and a payment date subsequent to such surrender or transfer payable with respect to such IGS ADS. For purposes of dividends or other distributions in respect of IGS ADSs, all ADSs to be issued pursuant to the Merger will be entitled to dividends or other distributions pursuant to the immediately preceding sentence as if such IGS ADSs were issued and outstanding as of the Effective Time.

(d)

No Further Rights in SFEG Common Stock. The Merger Consideration issued upon conversion of a share of SFEG Common Stock in accordance with the terms hereof will be deemed to have been issued in full satisfaction of all rights pertaining to such share of SFEG Common Stock.

(e)

No Liability. None of IGS, SFEG, the Surviving Corporation, the Exchange Agent, or any other Person will be liable to any former holder of shares of SFEG Common Stock for any IGS ADSs (or dividends or distributions with respect thereto) delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(f)

Lost Certificates. If any Certificate is lost, stolen, or destroyed (any such Certificate, a “Lost Certificate”) and the Person claiming such Lost Certificate to be lost, stolen, or destroyed signs and delivers to the Exchange Agent an affidavit of that fact and, if required by IGS, such Person posts a bond (in such reasonable amount as IGS directs) as indemnity against any claim that might be made against the Exchange Agent, IGS, or the Surviving Corporation with respect to such Lost Certificate, then the Exchange Agent will so notify IGS, and IGS will issue, in exchange for such Lost Certificate, the Merger Consideration payable in respect of the shares of SFEG Common Stock represented by such Lost Certificate without any interest thereon.

(g)

Withholding. Each of IGS, the Surviving Corporation, and the Exchange Agent are entitled to deduct and withhold from the consideration otherwise payable pursuant hereto to any Holder such amounts as are required to be deducted and withheld under any provision of any Law relating to Taxes with respect to the making of such payment or otherwise in connection with the transactions contemplated hereby, including Section 2.1(a)(ii). Such withheld amounts are to be treated for all purposes hereof as having been paid to such Holder.

3.2	Stock Transfer Books.

SFEG shall cause SFEG’s stock transfer books to be closed as of the Effective Time and thereafter there are to be no further registration of transfers of shares of SFEG Common Stock theretofore outstanding on SFEG’s records. At and after the Effective Time, any Certificates presented to the Exchange Agent or IGS for any reason are to be converted into the Merger Consideration payable in respect of the shares of SFEG Common Stock previously represented by such Certificates without any interest thereon.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SFEG

SFEG represents and warrants to the IGS Entities as follows:

4.1	Organization.

(a)

Each SFEG Entity is an Entity duly organized, validly existing, and in good standing in the respective jurisdiction of its organization, and each SFEG Entity has the requisite corporate power and authority to own, lease, or operate such SFEG Entity’s properties and to carry on such SFEG Entity’s business as it is now being conducted.

(b)

Each SFEG Entity is duly qualified or licensed to do business as a foreign Entity and is in good standing in each jurisdiction in which such qualification or licensing is required, except for any failures to be so qualified or licensed, individually or in the aggregate, that have not had, and would not be reasonably likely to have or result in, a SFEG Material Adverse Change.

(c)

The SEC Documents contain complete and correct copy of each SFEG Entity’s Organizational Documents, in each case as amended (if so amended) to the Signing Date. No SFEG Entity is in violation of any of such SFEG Entity’s Organizational Documents.

(d)

The SEC Documents set include a listing of all SFEG Subsidiaries and their respective jurisdictions of organization. The Organizational Documents of each SFEG Subsidiary do not contain any provision limiting or otherwise restricting the ability of SFEG to control any SFEG Subsidiary.

4.2	Capitalization.

(a)

The authorized capital stock of SFEG consists of: (i) 300,000,000 shares of the common stock of SFEG, par value $0.002 per share (the “SFEG Common Stock”) of which 117,599,598 shares are issued and outstanding.

	(b)	Section 4.2(b) of SFEG Disclosure Letter SFEG sets forth, as of the Signing Date:

		(i)	the number of shares of SFEG Common Stock issued and outstanding;

(ii)

a list of the holders of record of SFEG Options, setting forth the strike price, issuance date, and termination date with respect to each such SFEG Option, and the number of shares of Common Stock into which such SFEG Option is exercisable;

(iii)

a list of the holders of record of Warrants by series, setting forth the strike price, issuance date, and termination date with respect to each such Warrant, and the number of shares of Common Stock into which such Warrant is exercisable;

		(iv)	the number of shares of SFEG Common Stock that are held in the treasury of SFEG

		(v)	the number of shares of SFEG Common Stock that are reserved for issuance under SFEG’s equity compensation plans; and

		(vi)	the number of shares of SFEG Common Stock that are reserved for issuance under the Warrants.

(c)

Section 4.2(c) of SFEG Disclosure Letter sets forth a complete and accurate list, as of the Signing Date, of all issued and outstanding equity Securities of SFEG and all Securities that are convertible into, exercisable into, or exchangeable for equity Securities of SFEG.

(d)

No bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of SFEG may vote are issued or outstanding. All issued and outstanding shares of SFEG Common Stock are, and all shares that might be issued pursuant to the exercise of SFEG Options, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid, non- assessable, and free of preemptive rights. Other than SFEG Options, the SFEG Warrants, and the SFEG Convertible Debentures as of the Signing Date, there are no issued and outstanding (x) options, warrants, pre-emptive rights, subscriptions, calls, or other rights, convertible securities, agreements, claims, or commitments of any character obligating any SFEG Entity to issue, transfer, or sell any shares of capital stock or other equity interest in any SFEG Entity or securities convertible into or exchangeable for such shares or equity interests, (y) contractual obligations of any SFEG Entity to repurchase, redeem, or otherwise acquire any SFEG Common Stock, any capital stock of any SFEG Subsidiaries, or any of the securities or agreements listed in clause (x) of this sentence, or (z) voting trusts or similar agreements to which any SFEG Entity is a party with respect to the voting of the capital stock of any SFEG Entity.

(e)

(i) All of the equity interests of each SFEG Subsidiary are owned directly by SFEG, free and clear of any Liens (other than any such restrictions as may be deemed to be imposed by generally applicable U.S. Federal or State securities laws), and all such equity interests have been duly authorized and validly issued, and are fully paid, non- assessable, and free of pre-emptive rights, and (ii) no SFEG Entity owns any equity interests in any other Person, or is obligated to make any capital contribution to or other investment in any other Person.

4.3	Authorization; Validity of Agreement.

(a)

SFEG has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, subject to the approval and adoption of this Agreement by the affirmative vote of the requisite holders of the outstanding shares of SFEG Common Stock (the “SFEG Required Vote”). The execution, delivery, and performance by SFEG hereof and the consummation by SFEG of the Transactions have been duly authorized by the Board of Directors of SFEG (the “SFEG Board”). SFEG Board has directed that this Agreement and the Transactions be submitted to SFEG’s stockholders for approval and adoption at a meeting of such stockholders and, except for the approval and adoption hereof by SFEG Required Vote and the filing of the Certificate of Merger pursuant to the DGCL, no other corporate proceedings on the part of SFEG are necessary to authorize the execution, delivery, and performance hereof by SFEG and the consummation of the Transactions. This Agreement has been duly executed and delivered by SFEG and, assuming the due authorization, execution, and delivery hereof by IGS and Merger Sub, is a valid and binding obligation of SFEG, enforceable against SFEG in accordance with its terms, except as such enforcement may be subject to or limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar Laws, now or hereafter in effect, relating to or affecting creditors’ rights and remedies generally and (ii) the effect of general principles of equity.

(b)

Assuming the accuracy of Section 5.14, SFEG Board has taken all requisite action that is necessary so that the restrictions on “business combinations” between SFEG and an “interested stockholder” as provided in Section 203 of the DGCL are inapplicable to the Merger and any of the other Transactions, including the Consent Agreements and the transactions contemplated thereby. No “moratorium,” “control share,” “fair price” or other antitakeover Laws are applicable to the Merger or any of the other Transactions.

4.4	No Violations; Consents and Approvals.

(a)

Neither the execution, delivery, or performance hereof by SFEG nor the consummation by SFEG of the Merger or any other Transactions will (i) violate any provision of any SFEG Entity’s Organizational Documents, (ii) materially violate, materially conflict with, result in a material breach of any provision of or the loss of any material benefit under, constitute a material default (or an event that, with notice or lapse of time, or both, would constitute a material default) under, result in the termination of or a right of termination, cancellation, or amendment under, accelerate the performance required by, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any SFEG Entity under, or result in an increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions, or provisions of any Contract to which any SFEG Entity is a party or by which any SFEG Entity or any of their respective assets or properties is bound, or (iii) materially conflict with or materially violate any material Law applicable to any SFEG Entity or any of their respective properties or assets.

(b)

No Consent of, to, or with any other Person is required to be obtained, given, or made by any SFEG Entity in connection with the execution, delivery, and performance hereof by SFEG or the consummation by SFEG of the Merger or any other Transactions, except for (i) the filing with the SEC of the Proxy Statement in definitive form relating to the meeting of SFEG’s stockholders to be held in connection with the approval and adoption hereof and the Transactions, and the filing and declaration of effectiveness of the registration statement on Form F-4 (the “F-4”) in which the Proxy Statement will be included as a prospectus, (ii) any other filings required under U.S. Federal and State securities or “Blue Sky” Laws, applicable non- U.S. Laws, and the rules of the NYSE MKT LLC (“NYSE MKT”), (iii) the adoption hereof and the approval of the Merger by SFEG Required Vote, (iv) the filing of the Certificate of Merger with the Secretary of State, and (v) the Consents required pursuant to the Contracts listed in the SEC Documents.

4.5	SEC Reports and SFEG Financial Statements.

(a)

SFEG has timely filed or furnished, as applicable, with the SEC all forms and other documents required to be filed or furnished, as applicable by it since January 1, 2010 (such documents, the “SEC Documents”), including (i) SFEG’s Annual Reports on Form 10-K for the years ended June, 2011 and June 30, 2012, (ii) SFEG’s Quarterly Reports on Form 10-Q for the quarterly period ended September 20, 2012, (iii) all proxy statements (other than preliminary materials) relating to meetings of stockholders of SFEG since January 1, 2010, and (iv) all other forms, reports, and registration statements required to be filed by SFEG with the SEC since January 1, 2011. As of their respective dates, or, if amended by a subsequent filing prior to the date hereof, on the date of such filing, the SEC Documents, including the financial statements and schedules provided therein or incorporated by reference therein, (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (y) complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the “Exchange Act”), the Securities Act of 1933 and the rules and regulations promulgated thereunder (the “Securities Act”), and the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder (“SOX”), as the case might be.

(b)

SFEG Financial Statements fairly presented in all material respects, and the financial statements to be filed by SFEG with the SEC after the Signing Date will fairly present in all material respects, the consolidated financial position and the results of the consolidated operations, cash flows, and changes in stockholders’ equity of SFEG Entities as of the respective dates or for the respective fiscal periods therein set forth (subject, in the case of unaudited statements, to the absence of required footnotes and to ordinary audit adjustments normal in nature and amount and to any other adjustments described therein including the notes thereto). SFEG Financial Statements complied, and the financial statements to be filed by SFEG with the SEC after the Signing Date will comply, with the applicable rules and regulations of the SEC; and SFEG Financial Statements were, and the financial statements to be filed by SFEG with the SEC after the date of this Agreement will be, prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as indicated in the notes thereto. StarkSchenkein, LLP is an independent registered public accounting firm with respect to SFEG and has not resigned or been dismissed as independent public accountants of SFEG as of the Signing Date.

4.6	Absence of Certain Changes.

(a)

From June 30, 2012 to the Signing Date, (i) each SFEG Entity conducted such SFEG Entity’s operations only in the ordinary course of business consistent with past practices and (ii) there has not occurred and continued to exist any event, change, effect, fact, circumstance or condition which, individually or in the aggregate, has had, or would reasonably be expected to have or result in, a SFEG Material Adverse Change.

(b)

Except as set forth in the SEC Documents, from June 30, 2012 to the Signing Date, no SFEG Entity (i) other than in the ordinary course of business consistent with past practices, increased or agreed to increase the wages, salaries, compensation, or pension or other fringe benefits or perquisites payable to any officer, employee, or director from the amount thereof in effect as of June 30, 2012 (which amounts have been previously disclosed to IGS), granted any severance or termination pay (except in amounts that are set forth in Section 4.6(b) of SFEG Disclosure Letter), entered into any Contract to make or grant any severance or termination pay, entered into or made any loans to any of such SFEG Entity’s officers, directors, employees, affiliates, agents, or consultants or made any change in such SFEG Entity’s borrowing or lending arrangements for or on behalf of any of such Persons, whether pursuant to an employee benefit plan or otherwise, or paid or agreed to pay or make any arrangement for payments or benefits pursuant to any new employee benefit plan, (ii) declared, set aside, or paid any dividend or other distribution (whether in cash, stock, or property) with respect to any SFEG’s Capital Stock, (iii) effected or authorized any split, combination or reclassification of any of SFEG’s Capital Stock or any issuance thereof or issued any other Securities in respect of, in lieu of or in substitution for shares of SFEG’s Capital Stock and for issuances of SFEG Common Stockupon the exercise of SFEG Options, in each case awarded prior to the date hereof in accordance with their present terms, (iv) except as may have been required by a change in GAAP, changed in any material respect any accounting methods (or underlying assumptions), principles, or practices of any SFEG Entity, including any method, practice, or policy with regard to reserves, (v) made or revoked any tax election or settled or compromised any material tax liability, (vi) made any material change in the policies and procedures of any SFEG Entity in connection with trading activities, (vii) suffered any strike, work stoppage, slow-down, or other labor disturbance in excess of 20 days, or (vii) entered into any Contract (contingent or otherwise) to do any of the foregoing.

4.7	Absence of Undisclosed Liabilities.

Except to the extent reflected or reserved against in the balance sheet dated as of June 30, 2012 included in SFEG Financial Statements (the “Balance Sheet”) or in the notes thereto, and no SFEG Entity has had as of that date any Liabilities that would be required by GAAP to be reflected in the Balance Sheet. Since the date of the Balance Sheet to the Signing Date, no SFEG Entity has incurred any Liabilities, except for Liabilities incurred in the ordinary course of business consistent with past practices and that, individually or in the aggregate, have not had, and would not be reasonably expected to have or result in, a SFEG Material Adverse Change. As of the Signing Date, no SFEG Entity is in default in respect of the terms of any Indebtedness that, individually or in the aggregate, has had, or would be reasonably expected to have or result in, a SFEG Material Adverse Change.

4.8	Reserved

4.9	Litigation; Compliance with Law.

(a)

As of the Signing Date, (i) there is no Action pending against any SFEG Entity, any SFEG Entity’s properties or assets, or any SFEG Entity’s officers or directors (in their capacities as such), (ii) except as set forth in the SEC Disclosures, there are no Orders against or binding upon any SFEG Entity or any SFEG Entity’s officers or directors (in their capacities as such), and (iii) there is no Action that any SFEG Entity has pending against other Persons. As of the Signing Date, to SFEG’s Knowledge, there is no Action Threatened against any SFEG Entity, any SFEG Entity’s properties or assets, or any SFEG Entity’s officers or directors (in their capacities as such). As of the Signing Date, there is no Action pending or, to SFEG’s Knowledge, Threatened that seeks to restrain, enjoin, alter, or delay the consummation of the Merger or any of the Transactions.

(b)

As of the Signing Date, no SFEG Entity is in material violation of any applicable Law or Permit relating to its business or the ownership or operation of any of its assets, and no notices, charges, claims, or actions have been received by any SFEG Entity or been filed, commenced, or, to SFEG’s Knowledge, Threatened against any SFEG Entity alleging any material violation of such Laws or Permits.

4.10	Material Contracts.

(a)

The SEC Documents contains all of the following Contracts that are in effect as of the Signing Date to which any SFEG Entity is a party or by which any SFEG Entity is bound (other than this Agreement):

(i)

any Contract granting any Person registration or other purchase or sale rights with respect to any equity interest in SFEG or any of its Subsidiaries, which rights may be exercised by such Person, in whole or in part, after the Signing Date;

		(ii)	any Contract relating to any equity interest of SFEG or any of its Subsidiaries;

(iii)

any Contract outside the Ordinary Course between any SFEG Entity and any current or former director or officer of SFEG that (x) grants rights to such director or officer that may be exercised or (y) imposes obligations on SFEG, in each case to be performed, in whole or in part, after the Signing Date;

		(iv)	any Contract for the borrowing of money with a current borrowing capacity or outstanding Indebtedness of $1,000,000 or more;

		(v)	any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act) to be performed, in whole or in part, after the Signing Date

(vi)

any Contract that, upon receipt of SFEG Required Vote or upon the consummation of any of the Transactions, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from any Party or the Surviving Corporation or any of their respective Subsidiaries to any officer, director, consultant, or employee of any SFEG Entity;

(vii)

any Contract that requires remaining payments or includes provisions that could result in penalty or termination payments, including indemnification payments pursuant to Intellectual Property rights, by any SFEG Entity in excess of $100,000 and is not terminable by such SFEG Entity on notice of six months or less

(viii)

any Contract that materially restrains, limits, or impedes any SFEG Entity’s, or will materially restrain, limit, or impede the Surviving Corporation’s, ability to compete with any Person in connection with SFEG’s business or the Surviving Corporation’s business, including geographic limitations on any SFEG Entity’s or the Surviving Corporation’s activities;

(ix)	any joint venture agreement, joint operating agreement, partnership agreement, or other similar Contract involving a sharing of profits and expenses;

(x)

any Contract governing the terms of Indebtedness or any other obligation of third parties owed to any SFEG Entity, other than receivables arising from the sale of goods or services, or loans or advances not exceeding $500,000 in the aggregate made to employees of any SFEG Entity, by any SFEG Entity in the Ordinary Course;

(xi)

any Contract (including any stock option plan, stock appreciation rights plan, restricted stock plan, or stock purchase plan) pursuant to which any benefits will be increased, or the vesting of benefits will be accelerated, by the occurrence of the Transactions, or the value of any benefits will be calculated on the basis of the Transactions;

(xii)	any Contract that is a shareholder rights agreement or that otherwise provides for the issuance of any Securities in respect of any of the Transactions;

(xiii)

any Contract relating to the sale of any SFEG Entity’s assets or properties or to sales of products with a value in excess of $250,000, other than those as to which the sale transaction has previously closed (and is reflected as such in SFEG Financial Statements) and under which no SFEG Entity has any continuing obligations or those that relate to sales of products or to an inter- company transaction among SFEG Entities in the Ordinary Course;

(xiv)

any Contract that has not expired or otherwise been terminated covering licensing or sales relationships with a Person that has bought goods or services or paid license fees or royalties during the year ended June 30, 2012 in excess of $500,000 or that is expected to do so during the year ended December 31, 2012; or

(xv)

any Contract relating to the acquisition by any SFEG Entity of any Person or other business organization, division, or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner), other than those as to which the acquisition has previously closed (and is reflected as such in SFEG Financial Statements) and under which no SFEG Entity has any continuing obligation.

(b)	Unless it is included in the SEC Documents, SFEG has made available to IGS a complete and correct copy of each Material Contract.

(c)

As of the Signing Date, each Material Contract is valid, binding, and enforceable against SFEG Entity party thereto and in full force and effect. Except for such matters that, individually or in the aggregate, have not had, and would not be reasonably likely to have or result in, a SFEG Material Adverse Change, and as of the Signing Date no SFEG Entity has breached, or is in violation of or in default under (nor does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default under), any Material Contract, and no SFEG Entity has Knowledge of the desire of the other party or parties to any such Material Contract to exercise any rights such other party has to cancel, terminate, or repudiate such Material Contract or exercise remedies thereunder.

4.11	Taxes

(a)

Except as has not had, and would not be reasonably likely to have or result in, a SFEG Material Adverse Change, (i) all Returns required to be filed by or with respect to SFEG and its Subsidiaries have been timely filed in accordance with all applicable Laws and all such returns are true, correct and complete, (ii) SFEG and its Subsidiaries have timely paid all Taxes due or claimed to be due, (iii) all Employment and Withholding Taxes and any other amounts required to be withheld with respect to Taxes have been either duly and timely paid to the proper governmental authority or properly set aside in accounts for such purpose in accordance with applicable Laws, (iv) the charges, accruals and reserves for Taxes with respect to SFEG and its Subsidiaries reflected in the Balance Sheet are adequate under GAAP, (v) no deficiencies for any Taxes have been asserted or assessed, or, to SFEG’s Knowledge, proposed, against SFEG or any of its Subsidiaries that have not been finally settled or paid in full, and (vi) as of the Signing Date, there is no Action pending or, to SFEG’s Knowledge, Threatened or scheduled to commence against or with respect to SFEG or any of its Subsidiaries in respect of any Tax.

(b)

Neither SFEG nor any of its Subsidiaries has been included in any “consolidated,” “unitary,” “combined” or similar Return (other than Returns which include only SFEG and any Subsidiaries of SFEG) provided for under the Laws of the United States, any non-U.S. jurisdiction or any state or locality or could be liable for the Taxes of any other Person as a successor or transferee, or by operation of law.

	(c)	SFEG was not a “United States real property holding corporation” as defined in Section 897 of the Code during the applicable period specified in Section 897(c)(9)(A)(ii) of the Code.

(d)

There are no Tax sharing, allocation, indemnification or similar agreements (“Tax Sharing Agreement”) in effect as between SFEG or any of its Subsidiaries or any predecessor or affiliate of any of them, on the one hand, and any other Person, on the other hand, under which SFEG or any of its Subsidiaries could be liable for any Taxes of any Person other than SFEG or any Subsidiary of SFEG, except for customary Tax Indemnification provisions pursuant to Tax Sharing Agreements entered into in the Ordinary Course.

	(e)	Neither SFEG nor any of its Subsidiaries have, as of the Signing Date, entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes.

	(f)	There are no Liens for Taxes on any asset of SFEG or its Subsidiaries, except for Permitted Liens.

	(g)	Each of SFEG and its Subsidiaries has disclosed on its Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code.

(h)

Neither SFEG nor its Subsidiaries is the subject of or bound by any private letter ruling, technical advice memorandum, closing or tax abatement agreement or similar ruling, memorandum or agreement with any Taxing authority.

(i)

Neither SFEG nor its Subsidiaries has entered into, has any liability in respect of, or has any filing obligations with respect to, any “reportable transactions,” as defined in Section 1.6011-4(b)(1) of the Treasury Regulations.

(j)

Neither SFEG nor any of its Subsidiaries could be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of Tax Law), (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of Tax Law) executed on or prior to the Closing Date, (iii) deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of Tax Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) method of accounting that defers the recognition of income earned on or prior to the Closing Date to any period ending after the Closing Date, or (vi) any modification or forgiveness of any indebtedness made on or prior to the Closing Date.

(k)	None of SFEG or any of its Subsidiaries has been a distributing corporation or a controlled corporation for purposes of Section 355 of the Code.

(l)

SFEG has made available to IGS correct and complete copies of (i) all U.S. federal and other material Returns of SFEG and its Subsidiaries relating to the taxable periods ended December 31, 2009, 2010 and 2011, filed through the Signing Date, and (ii) any audit report within the last three years relating to any material Taxes due from or with respect to SFEG or any of its Subsidiaries.

4.12	Environmental Matters.

(a)

Each SFEG Entity has been and is in material compliance with all applicable Laws relating to (i) emissions, discharges, releases, or Threatened releases of Hazardous Substances into the environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly owned treatment works, or septic systems, (ii) the generation, treatment, storage, disposal, use, handling, manufacturing, recycling, transportation, or shipment of Hazardous Substances, (iii) occupational health and safety, or (iv) the pollution of the environment, solid waste handling, treatment or disposal, reclamation or remediation activities, or protection of environmentally sensitive areas (collectively, “Environmental Laws”). “Hazardous Substances” means any chemical, pollutant, contaminant, material, waste or substance regulated by any Governmental Entity or subject to liability under any Environmental Law, including any hazardous waste, hazardous substance, toxic substance, radioactive material (including any naturally occurring radioactive material), asbestos-containing materials in any form or condition, polychlorinated biphenyls in any form or condition, or petroleum, petroleum hydrocarbons, petroleum products or any fraction or by-products of any of the foregoing. To SFEG’s Knowledge, each SFEG Entity possesses and is in compliance with all applicable Permits required under Environmental Laws. To SFEG’s Knowledge, as of the Signing Date there are no past or present facts, conditions, or circumstances that interfere with or preclude, or could interfere with or preclude, the conduct of any of any SFEG Entity’s business as now conducted or that interfere or could interfere with continued compliance with applicable Environmental Laws.

(b)

As of the Signing Date, no Actions or Orders by any Governmental Entity are pending or to SFEG’s Knowledge Threatened against any SFEG Entity (or any other Person the obligations of which have been assumed by any SFEG Entity) that allege the violation of or seek to impose any material liability pursuant to any Environmental Laws.

(c)

As of the Signing Date, no SFEG Entity has (i) received any notice of noncompliance with, violation of, or liability or potential liability under any Environmental Laws or (ii) entered into or become subject to any consent decree, Order or Contract with any Governmental Entity or other Persons pursuant to any Environmental Laws or relating to the cleanup of any Hazardous Substances.

(d)

(i) There are no underground storage tanks located at any property currently or previously owned, leased, operated, or used by any SFEG Entity, (ii) to SFEG’s Knowledge there is no asbestos contained in or forming part of any building, building component, structure, or office space currently or previously owned, leased, operated, or used by any SFEG Entity, and (iii) no polychlorinated biphenyls (PCBs) or PCB- containing items are used or stored at any property currently or previously owned, leased, operated, or used by any SFEG Entity.

(e)

No SFEG Entity is required by virtue of the Transactions, or as a condition to the effectiveness of any Transactions, (i) to perform a site assessment for Hazardous Substances, (ii) to remove or remediate any Hazardous Substances, or (iii) to record or deliver to any Person any disclosure document or statement pertaining to environmental matter.

4.13	SFEG Assets.

As of the Signing Date, each SFEG Entity owns, or otherwise has sufficient rights to use, all of such SFEG Entity’s properties and assets (real, personal or mixed, tangible or intangible) (collectively, the “SFEG Assets”) as set forth in the SEC Documents. SFEG Assets constitute all of the assets and rights necessary to operate the businesses of SFEG Entities in substantially the same manner that SFEG have been operating their respective businesses prior to the Signing Date, and all significant operating equipment of SFEG Entities is in good operating condition in accordance with industry practice, ordinary wear and tear excepted.

4.14	Insurance.

(a)

SFEG has in place all material insurance policies (including policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements) pertaining to any SFEG Asset or to which any SFEG Entity is a party, a named insured, or otherwise the beneficiary of coverage.

(b)	All insurance policies maintained by or on behalf of any of SFEG Entity as of the Signing Date are in full force and effect, and all premiums due thereon as of the Signing Date have been paid.

(c)

With respect to each such insurance policy: (i) the policy is in full force and effect; (ii) no SFEG Entity and, to SFEG’s Knowledge, no other party to the policy is in breach of or default under the policy (including with respect to the payment of premiums or the giving of notices), and no event has occurred that (whether with or without the giving of notice, the lapse of time or both) would constitute such a breach or default, or that would permit termination, modification or acceleration of the policy; and (iii) no party to the policy has repudiated any provision thereof. The type of insurance currently maintained under such policies is customary and reasonable in scope for SFEG Business as currently conducted.

4.15	Labor Matters.

(a)

As of the Signing Date, (i) no SFEG Entity is a party to, or bound by, any collective bargaining agreement or similar Contract, with a labor union or similar labor organization and (ii) to SFEG’s Knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or Threatened.

(b)

As of the Signing Date, (i) no SFEG Entity has received any written complaint of any unfair labor practice or other unlawful employment practice or any written notice of any employment-related Action or material violation of any Laws with respect to the employment of individuals by, or the employment practices of, any SFEG Entity or the work conditions, terms and conditions of employment, wages, or hours of their respective businesses, (ii) there are no unfair labor practice charges or other employee-related complaints against any SFEG Entity pending or, to SFEG’s Knowledge, Threatened, before any Governmental Entity by or concerning the employees working in their respective businesses and (iii) there is no labor dispute, strike, slowdown, or work stoppage against any SFEG Entity or, to SFEG’s Knowledge, Threatened against any SFEG Entity.

(c)

Except as set forth in the SEC Filings and SFEG Disclosure Letter, all employees of SFEG Entities are employees at will. Other than as set forth in the SEC Filings, SFEG has delivered or made available to IGS a true and correct copy of any form of each employment contract, change of control contract, property identification agreement, non-compete, non-solicitation, or confidentiality agreement currently in force with any of the employees or consultants of SFEG Business, and any material variances therefrom.

(d)

Each SFEG Entity has complied in all material respects with all applicable Laws relating to labor or labor relations, and minimum standards of employment, including any provisions thereof relating to equal employment opportunity, pay equity, employment equity, wages, hours, overtime, occupational health and safety, privacy and protection of information, immigration control, drug testing, notice, termination and severance pay obligations, vacation pay, fringe benefits, collective bargaining and the payment and/or accrual of the same and all payments, Taxes, insurance, and all other costs and expenses applicable thereto, and no SFEG Entity is liable for any arrearage, costs, or penalties for failure to comply with any of the foregoing. No SFEG Entity has incurred any Liabilities under the Worker Adjustment and Retraining Notification Act, or any similar Law.

(e)

Neither the execution hereof nor the consummation of the Transactions will cause any SFEG Entity to be in breach of any agreement with any employee, contractor, or consultant or result in any SFEG Entity becoming liable for any termination or severance pay or other amount to any employee, contractor, or consultant of SFEG Business..

4.16	Affiliate Transactions.

Except (i) for compensation or other employment arrangements in SFEG’s Ordinary Course and as disclosed in the SEC Documents and (ii) for arrangements contemplated hereby (including modifications to any employment agreement, change of control agreement, property identification agreement), since January 1, 2011 there have not been, and there are not currently proposed, any transactions, agreements, arrangements or understandings, or any series of related transactions, or Contracts, between any SFEG Entity, on the one hand, and any Affiliate, director, or officer of any SFEG Entity, on the other hand.

4.17	Disclosure Controls and Procedures.

SFEG has established and maintains “disclosure controls and procedures” and “internal controls over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 of the Exchange Act). SFEG’s disclosure controls and procedures are designed to ensure that all material information required to be disclosed by SFEG in the reports that SFEG files under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SFEG’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of SOX. SFEG’s internal control over financial reporting are designed to provide reasonable assurance (a) regarding the reliability of SFEG’s financial reporting and SFEG’s preparation of financial statements in accordance with GAAP, (b) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (c) that SFEG’s receipts and expenditures are being made only in accordance with the authorization of SFEG’s management and SFEG Board, and (d) regarding prevention or timely detection of any unauthorized acquisition, use, or disposition of SFEG’s assets that could have a material effect on SFEG’s financial statements. Since January 1, 2011, neither SFEG nor its independent auditors have identified any “significant deficiencies” or “material weaknesses” in SFEG’s internal controls as contemplated under Section 404 of SOX.

4.18	Investment SFEG.

No SFEG Entity is an “investment SFEG,” a SFEG “controlled” by an “investment SFEG,” or an “investment adviser” within the meaning of the Investment SFEG Act of 1940 or the Investment Advisers Act of 1940.

4.19	Recommendation of SFEG Board of Directors

The SFEG Board, by resolutions adopted at a meeting duly called and held, with the advice of its legal counsel and its financial advisor, Komodo Capital Pty Ltd: (i) determined that this Agreement and the Transactions are advisable and in the best interests of SFEG and its stockholders, (ii) approved this Agreement and the Transactions, (iii) resolved to recommend approval and adoption of this Agreement and the Transaction to by stockholders of SFEG and (iv) directed that such matter be submitted to the stockholders of SFEG at the Stockholder Meeting.

4.20	Required Vote by SFEG Stockholders.

The separate votes comprising SFEG Required Vote are the only vote of any class of capital stock of SFEG required by the DGCL, the rules and regulations of NYSE MKT, and SFEG’s Organizational Documents necessary to approve and adopt this Agreement and the Transactions.

4.21	Certain Business Practices.

(a)

To SFEG’s Knowledge, no SFEG Entity has, directly or indirectly, (i) made or authorized any contribution, payment, or gift of funds or property to any official, employee, or agent of any Governmental Entity of any jurisdiction or (ii) made any contribution to any candidate for public office, in either case, for which either the payment or the purpose of such contribution, payment, or gift was, is, or would be prohibited under any applicable anti-bribery or anti-corruption Law of any relevant jurisdiction in effect on or prior to the Effective Time applicable to any SFEG Entity or their respective operations.

(b)

No SFEG Entity nor, to SFEG’s Knowledge, any affiliate of any SFEG Entity is aware of or has taken, directly or indirectly, any action that would result in a violation by such Persons of the U.S. Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of any offer, payment, promise to pay, or authorization of the payment of any money, or other property gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any non-U.S. political party or official thereof, or any candidate for non-U.S. political office, in each case in contravention of the FCPA. Each SFEG Entity and, to SFEG’s Knowledge, each SFEG Entity’s affiliates has conducted its business in compliance with the FCPA.

4.22	Export Controls and Trade Sanctions.

(a)

Each SFEG Entity has complied with all statutory and regulatory requirements relating to export controls and trade sanctions under applicable Laws, including the Export Administration Regulations (15 C.F.R. Parts 730 et seq.), section 999 of the Code, the Trading with the Enemy Act of 1917 (50 U.S.C. §§ 1-44), the International Emergency Economic Powers Act (50 U.S.C. §§1701—1706), the Foreign Narcotics Kingpin Designation Act (21 U.S.C. 1901-1908, 8 U.S.C. 1182), and the regulations, rules, and executive orders administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”), and any similar rules or regulations of the European Union or other jurisdiction. No SFEG Entity nor, to SFEG’s Knowledge, any of their respective directors, officers, or employees, is a Person with which transactions are currently prohibited under any U.S. sanctions administered OFAC or equivalent European Union measure. No SFEG Entity nor, to SFEG’s Knowledge, any of their respective directors, officers, employees or Affiliates have, directly or indirectly, engaged in any transaction or dealing in property or interests in property of, received from or made any contribution of funds, goods, or services to or for the benefit of, provided any payments or material assistance to, or otherwise engaged in or facilitated any transactions with a Prohibited Person. For the purposes of this Agreement, “Prohibited Person” means (i) any individual or entity that has been determined by competent authority to be the subject of a prohibition on such conduct in any Law or executive order administered by OFAC; (ii) the government, including any political subdivision, agency or instrumentality thereof, of any country against which the United States maintains comprehensive economic sanctions or embargoes; (iii) any individual or entity that acts on behalf of or is owned or controlled by the government of a country against which the United States maintains comprehensive economic sanctions or embargoes; (iv) any individual or entity that has been identified on the Annex to Executive Order 13224 or the OFAC Specially Designated Nationals and Blocked Persons List (Appendix A to 31 C.F.R. Ch. V), as amended from time to time; or (v) any individual or entity that has been designated on any similar list or order published by the U.S. Government.

(b)

No civil or criminal penalties have been imposed on SFEG or any of its Affiliates with respect to violations of applicable Laws relating to export control or trade sanctions, nor have any voluntary disclosures relating to export control and trade sanctions issues been submitted to any Governmental Entity.

4.23	Customers and Suppliers.

	(a)	From January 1, 2011 to the Signing Date:

		(i)	no material customer or supplier of any SFEG Entity has cancelled or otherwise terminated its relationship with or any material purchase order or any Contract with such SFEG Entity;

		(ii)	no material customer or supplier of any SFEG Entity has Threatened to cancel or otherwise terminate its relationship with or any material purchase order or any Contract with such SFEG Entity; and

		(iii)	no SFEG Entity has any direct or indirect ownership interest in any customer or supplier of any SFEG Entity.

4.24	Derivative Transactions.

All Derivative Transactions were entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management, and other policies, practices, and procedures employed by SFEG Entities, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. Each SFEG Entity has duly performed in all material respects all of such SFEG Entity’s obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to SFEG’s Knowledge, there are no material breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder.

4.25	Brokers.

Except for Komodo Capital Pty Ltd and Max Capital Pty Ltd, no financial advisor, broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the Transactions that is or will be payable by any SFEG Entity. SFEG has delivered to IGS a complete and accurate copy of the engagement letter between SFEG and Komodo Capital Pty Ltd.

4.26	No Bankruptcy Event.

As of the Signing Date, no SFEG Entity has taken steps, and no SFEG Entity intends, to file under any Debtor Relief Laws. As of the Signing Date no Person or group of Persons has Threatened to commence any involuntary proceedings under any Debtor Relief Laws.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF IGS AND MERGER SUB

The IGS Entities represent and warrant to SFEG as follows:

5.1	Organization.

(a)

Each IGS Entity is an Entity duly organized, validly existing and (if applicable) in good standing in the respective jurisdiction of its organization, and each IGS Entity has the requisite organizational power and authority to own, lease, or operate such IGS Entity’s properties and to carry on such IGS Entity’s business as it is now being conducted.

(b)

Each IGS Entity is duly qualified or licensed to do business as a foreign Entity and is in good standing (if applicable) in each jurisdiction in which such qualification or licensing is required, except for any failures to be so qualified or licensed, individually or in the aggregate, that have not had, and would not be reasonably likely to have or result in, a IGS Material Adverse Change.

(c)

IGS has delivered or made available to SFEG a complete and correct copy of each IGS Entity’s Organizational Documents, in each case as amended (if so amended) to the Signing Date. No IGS Entity is in violation of any of such IGS Entity’s Organizational Documents.

(d)

Section 5.1(d) of IGS Disclosure Letter sets forth a true and correct list, as of the Signing Date, of all IGS Subsidiaries and their respective jurisdictions of organization. Merger Sub is a wholly owned subsidiary of IGS. The Organizational Documents of each IGS Material Subsidiary do not contain any provision limiting or otherwise restricting the ability of IGS to control any IGS Material Subsidiary.

5.2	Capitalization.

(a)

As at the date of this Agreement, the share capital of IGS is made up of 638,187,053 IGS Common Shares (ordinary shares) and options that are exercisable into 21,250,000 IGS Common Shares. Except as set forth in Section 5.2(a) of IGS Disclosure Letter, no bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of IGS may vote are issued or outstanding. All issued and outstanding IGS Common Shares are, all IGS Common Shares that may be issued as permitted by this Agreement will be, and all IGS Common Shares that may be issued pursuant to the exercise of IGS Stock Options, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid, and free of preemptive rights. Other than IGS Stock Options and those convertible notes set forth in Section 5.2(a), as of the Signing Date, there are no outstanding or authorized (x) options, warrants, preemptive rights, subscriptions, calls or other rights, or claims or commitments of any character obligating any IGS Entity to issue, transfer or sell any shares or other equity interest in any IGS Entity or securities convertible into or exchangeable for such shares or equity interests, (y) contractual obligations of IGS Entity to repurchase, redeem or otherwise acquire any shares of any IGS Entity or any of the securities or agreements listed in clause (x) of this sentence, or (z) voting trusts or similar agreements to which any IGS Entity is a party with respect to the voting of the shares of any IGS Entity. Section 5.2(a) of IGS Disclosure Letter sets forth the following information with respect to IGS Stock Options outstanding as of the Signing Date: (i) aggregate number of IGS Common Shares issuable upon exercise thereof; (ii) exercise price; (iii) issue date; and (iv) termination date.

(b)

(i) All of the issued and outstanding capital shares (or equivalent equity interests of entities other than corporations) of each IGS Material Subsidiary are owned, directly or indirectly, by IGS (except for any such shares or equity interests representing an immaterial ownership required under the Laws of any non-U.S. jurisdiction to be owned by others) free and clear of any Liens, other than such restrictions as may exist under applicable Law, and all such shares or other equity interests have been duly authorized and validly issued, and are fully paid and free of pre-emptive right, and (ii) except as described in Section 5.2(a) of IGS Disclosure Letter, neither IGS nor any of its Subsidiaries owns any equity interest in any other Person, or is obligated to make any capital contribution to or other investment in any other Person.

5.3	Authorization; Validity of Agreement.

IGS and Merger Sub have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, subject to the approval of the matters set forth and as described in Section 7.1(d)(i) (the “IGS Required Vote”). The execution, delivery, and performance by IGS and Merger Sub hereof and the consummation by IGS and Merger Sub of the Transactions have been duly authorized by the Board of Directors of IGS (the “IGS Board”) and the Board of Directors of the Merger Sub, and by IGS, in its capacity as the Sole Stockholder of Merger Sub. Other than IGS Required Vote, no other corporate proceedings on the part of IGS or Merger Sub are necessary to authorize the execution, delivery, and performance hereof by IGS and Merger Sub and the consummation of the Merger and the Transactions. This Agreement has been duly executed and delivered by IGS and Merger Sub and, assuming the due authorization, execution, and delivery hereof by SFEG, is a valid and binding obligation of IGS and Merger Sub, enforceable against each in accordance with its terms, except as such enforcement may be subject to or limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar Laws, now or hereafter in effect, relating to or affecting creditors’ rights and remedies generally and (ii) the effect of general principles of equity.

5.4	No Violations; Consents and Approvals.

(a)

Neither the execution, delivery, or performance hereof by IGS and Merger Sub nor the consummation by IGS and Merger Sub of the Merger or any other Transactions will (i) violate any provision of any IGS Entity’s Organizational Documents, (ii) materially violate, materially conflict with, result in a material breach of any provision of or the loss of any material benefit under, constitute a material default (or an event that, with notice or lapse of time, or both, would constitute a material default) under, result in the termination of or a right of termination, cancellation, or amendment under, accelerate the performance required by, or result in the creation of any Lien (other than Permitted Liens), upon any of the properties or assets of any IGS Entity under, or result in an increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions, or provisions of any material Contract to which any IGS Entity is a party or by which any IGS Entity or any of their respective assets or properties is bound, or (iii) materially conflict with or materially violate any material Law applicable to any IGS Entity, or any of their respective properties or assets.

(b)

No Consent of, to, or with any other Person is required to be obtained, given, or made by any IGS Entity in connection with the execution, delivery, and performance hereof by IGS and Merger Sub or the consummation by IGS and Merger Sub of the Merger or any other Transactions, except for (i) the filing with the SEC of the Proxy Statement in definitive form relating to the meeting of SFEG’s stockholders to be held in connection with the approval and adoption hereof and the Transactions, and the filing and declaration of effectiveness of the registration statement on the F-4 in which the Proxy Statement will be included as a prospectus, (ii) any other filings required under U.S. federal and state securities or “Blue Sky” Laws, applicable non- U.S. Laws and the rules of the ASX, (iii) filing IGS Shareholder Meeting Notice of Meeting with ASX, (iv) the adoption hereof and the approval of the Merger and relevant Transactions by IGS Required Vote, and (v) the filing of the Certificate of Merger with the Secretary of State.

5.5	ASX Reports and IGS Financial Statement.

(a)

IGS has timely lodged with ASX all forms and other documents required to be lodged, as applicable by it since January 1, 2010 (such documents, the “ASX Documents”), including (i) IGS’s Annual Report for the year ended June 30, 2012, and (ii) all other forms, reports, and registration statements required to be lodged with the ASX by IGS since July 1, 2010. As of their respective dates, or, if amended by a subsequent lodgment prior to the date hereof, on the date of such lodgment, the ASX Documents, including the financial statements and schedules provided therein or incorporated by reference therein, (x) did not, in any material respect, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (y) complied in all material respects with the applicable requirements of the ASX.

(b)

IGS Financial Statements fairly presented in all material respects the consolidated financial position and the results of the consolidated operations, cash flows, and changes in stockholders’ equity of IGS Entities as of June 30, 2011 or for the fiscal period ended June 30, 2011, as applicable, therein set forth (subject, in the case of unaudited statements, to the absence of required footnotes and to ordinary audit adjustments normal in nature and amount and to any other adjustments described therein including the notes thereto). IGS Financial Statements complied with applicable rules and regulations of the ASX and were prepared in accordance with applicable generally accepted accounting principles consistently applied during the periods involved, except as indicated in the notes thereto. Ernst & Young is an independent registered public audit firm with respect to IGS and has not resigned or been dismissed as independent auditors of IGS as of the Signing Date.

5.6	Absence of Certain Changes.

(a)

From June 30, 2012 to the Signing Date, (i) each IGS Entity conducted such IGS Entity’s operations only in the ordinary course of business consistent with past practices and (ii) there has not occurred and continued to exist any event, change, effect, fact, circumstance or condition which, individually or in the aggregate, has had, or would reasonably be expected to have or result in, a IGS Material Adverse Change.

(b)

From June 30, 2012 to the Signing Date, no IGS Entity (i) other than in the ordinary course of business consistent with past practices, increased or agreed to increase the wages, salaries, compensation, or pension or other fringe benefits or perquisites payable to any officer or director from the amount thereof in effect as of June 30, 2012 (which amounts have been previously disclosed to SFEG), granted any severance or termination pay to any officer or director, entered into any Contract to make or grant any severance or termination pay to any officer or director, entered into or made any loans to any of such IGS Entity’s officers, directors, employees, affiliates, agents, or consultants or made any change in such IGS Entity’s borrowing or lending arrangements for or on behalf of any of such Persons, whether pursuant to an employee benefit plan or otherwise, or paid or agreed to pay or make any arrangement for payments or benefits pursuant to any new IGS Plan, (ii) declared, set aside, or paid any dividend or other distribution (whether in cash, stock, or property) with respect to any IGS Shares, (iii) except as may have been required by a change in IFRS, changed in any material respect any accounting methods (or underlying assumptions), principles, or practices of any IGS Entity, including any method, practice, or policy with regard to reserves, (iv) made any material change in the policies and procedures of any IGS Entity in connection with trading activities, (v) suffered any strike, work stoppage, slow-down, or other labor disturbance in excess of 20 days, or (vi) entered into any Contract (contingent or otherwise) to do any of the foregoing.

5.7	Absence of Undisclosed Liabilities.

Except to the extent reflected or reserved against in the balance sheet dated as of June 30, 2012 included in IGS’s Half Year Report (the “IGS Balance Sheet”) or in the notes thereto, and except as disclosed in Section 5.7 of IGS Disclosure Letter, no IGS Entity has had as of that date any Liabilities that would be required by IFRS to be reflected in IGS Balance Sheet. Since the date of IGS Balance Sheet to the Signing Date, no IGS Entity has incurred any Liabilities, except for Liabilities incurred in the ordinary course of business consistent with past practices and that, individually or in the aggregate, have not had, and would not be reasonably expected to have or result in, a IGS Material Adverse Change. As of the Signing Date, no IGS Entity is in material default in respect of the terms of any Indebtedness that, individually or in the aggregate, has had, or would be reasonably expected to have or result in, a IGS Material Adverse Change.

5.8	Litigation; Compliance with Law.

(a)

Except as expressly disclosed in IGS’s Annual Report for the fiscal year ended June 30, 2012 or as disclosed in Section 5.8 of IGS Disclosure Letter, as of the Signing Date, (i) there is no Action pending or, to IGS’s Knowledge, Threatened against any IGS Entity, any IGS Entity’s properties or assets, or any IGS Entity’s officers, directors, or managers (in their capacities as such), (ii) there is no Action pending or, to IGS’s Knowledge, Threatened that seeks to restrain, enjoin, alter, or delay the consummation of the Merger or any of the Transactions, (iii) there are no Orders against or binding upon any IGS Entity or any IGS Entity’s officers, directors, or managers (in their capacities as such), and (iv) there is no Action that any IGS Entity has pending against other Persons.

(b)

As of the Signing Date, no IGS Entity is in material violation of any applicable Law or Permit relating to its business or the ownership or operation of any of its assets, and no notices, charges, claims, or actions have been received by any IGS Entity or been filed, commenced, or to IGS’s Knowledge, Threatened against any IGS Entity alleging any material violation of such Laws or Permits.

(c)

Each IGS Entity holds all Permits necessary for the ownership, leasing, operation, occupancy, and use of the real property that such IGS Entity owns or leases, such IGS Entity’s assets, and the conduct of such IGS Entity business as currently conducted (collectively, “IGS Permits”). No IGS Entity has received notice that any IGS Permit will be terminated or modified or cannot be renewed in the ordinary course of business. The execution, delivery, and performance hereof and the consummation of the Merger or any Transactions do not and will not violate any material IGS Permit, or result in any termination, modification, or nonrenewal thereof.

5.9	IGS Transactions.

Since January 1, 2012, there have not been, and there are not currently proposed, any transactions, agreements, arrangements or understandings, or any series of related transactions, or Contracts, in each case that are material, between any IGS Entity, on the one hand, and any director or officer of any IGS Entity, on the other hand, except (a) for compensation or other employment arrangements in IGS’s Ordinary Course, (b) for arrangements contemplated hereby, and/or (c) as disclosed in the ASX Documents.

5.10	Required Vote by IGS Common Share Holder.

(a)

The separate votes comprising IGS Required Vote are the only votes of any class of capital stock of IGS required by Australian Law, the rules and regulations of the ASX, and IGS’s Organizational Documents necessary to approve and adopt this Agreement and the Transactions.

(b) SFEG acknowledges and agrees that:

(i)

approval was obtained from IGS Common Share Holders for this Agreement and the Transactions at IGS’ Annual General Meeting held on 23 November 2012 and the approval is valid for a period of three (3) months from the date of that meeting (or such later date to the extent permitted by any ASX waiver or modification of the ASX Listing Rules) (“End Date”);

(ii)

if Closing is not completed (for whatever reason) on or before the End Date, both parties acknowledge that a waiver (or waivers) may need to be sought and another meeting of IGS Common Share Holders for the purposes of seeking approval for this Agreement and the Transactions may need to be held.

5.11	Interim Operations of Merger Sub.

Merger Sub was formed solely for the purpose of engaging in the Transactions and has engaged in no business other than in connection with entering into this Agreement and engaging in the Transactions.

5.12	Brokers.

Except for Komodo Capital Pty Ltd and Max Capital Pty Ltd, no financial advisory, broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the Transactions that is or will be payable by IGS or any IGS Subsidiary.

5.13	Ownership of SFEG Common Stock.

As of the Signing Date, neither IGS nor any of its Subsidiaries is, nor has any of them during the three years prior to the Signing Date been, the beneficial owner of any shares of SFEG Common Stock or has “owned” any shares of SFEG Common Stock within the meaning of Section 203 of the DGCL.

5.14	Material Contracts.

(a)

Except as set forth in Section 5.14 of IGS Disclosure Letter, IGS has provided to SFEG copies of all of the following Contracts that are in effect as of the Signing Date to which any IGS Entity is a party or by which any IGS Entity is bound (other than this Agreement):

(i)

any Contract granting any Person registration or other purchase or sale rights with respect to any equity interest in IGS or any of its Subsidiaries, which rights may be exercised by such Person, in whole or in part, after the Signing Date;

(ii) any Contract relating to any equity interest of IGS or any of its Subsidiaries;

(iii)

any Contract outside the Ordinary Course between any IGS Entity and any current or former director or officer of IGS that (x) grants rights to such director or officer that may be exercised or (y) imposes obligations on IGS, in each case to be performed, in whole or in part, after the Signing Date;

(iv)	any Contract for the borrowing of money with a current borrowing capacity or outstanding Indebtedness of $1,000,000 or more;

(v)	any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act) to be performed, in whole or in part, after the Signing Date

(vi)

any Contract that, upon receipt of IGS Required Vote or upon the consummation of any of the Transactions, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from any Party or the Surviving Corporation or any of their respective Subsidiaries to any officer, director, consultant, or employee of any IGS Entity;

(vii)

any Contract that requires remaining payments or includes provisions that could result in penalty or termination payments, including indemnification payments pursuant to Intellectual Property rights, by any IGS Entity in excess of $100,000 and is not terminable by such IGS Entity on notice of six months or less

(viii)

any Contract that materially restrains, limits, or impedes any IGS Entity’s, or will materially restrain, limit, or impede the Surviving Corporation’s, ability to compete with any Person in connection with IGS’s business or the Surviving Corporation’s business, including geographic limitations on any IGS Entity’s or the Surviving Corporation’s activities;

(ix)	any joint venture agreement, joint operating agreement, partnership agreement, or other similar Contract involving a sharing of profits and expenses;

(x)

any Contract governing the terms of Indebtedness or any other obligation of third parties owed to any IGS Entity, other than receivables arising from the sale of goods or services, or loans or advances not exceeding $500,000 in the aggregate made to employees of any IGS Entity, by any IGS Entity in the Ordinary Course;

(xi)

any Contract (including any stock option plan, stock appreciation rights plan, restricted stock plan, or stock purchase plan) pursuant to which any benefits will be increased, or the vesting of benefits will be accelerated, by the occurrence of the Transactions, or the value of any benefits will be calculated on the basis of the Transactions;

(xii)	any Contract that is a shareholder rights agreement or that otherwise provides for the issuance of any Securities in respect of any of the Transactions;

(xiii)

any Contract relating to the sale of any IGS Entity’s assets or properties or to sales of products with a value in excess of $250,000, other than those as to which the sale transaction has previously closed (and is reflected as such in IGS Financial Statements) and under which no IGS Entity has any continuing obligations or those that relate to sales of products or to an intercompany transaction among IGS Entities in the Ordinary Course;

(xiv)

any Contract that has not expired or otherwise been terminated covering licensing or sales relationships with a Person that has bought goods or services or paid license fees or royalties during the year ended June 30, 2012 in excess of $50,000 or that is expected to do so during the year ended December 31, 2012; or

(xv)

any Contract relating to the acquisition by any IGS Entity of any Person or other business organization, division, or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner), other than those as to which the acquisition has previously closed (and is reflected as such in IGS Financial Statements) and under which no IGS Entity has any continuing obligation.

(b)	Unless it is included in the ASX Documents, IGS has made available to SFEG a complete and correct copy of each Material Contract.

(c)

As of the Signing Date, each Material Contract is valid, binding, and enforceable against IGS Entity party thereto and in full force and effect. Except for such matters that, individually or in the aggregate, have not had, and would not be reasonably likely to have or result in, a IGS Material Adverse Change, and as of the Signing Date no IGS Entity has breached, or is in violation of or in default under (nor does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default under), any Material Contract, and no IGS Entity has Knowledge of the desire of the other party or parties to any such Material Contract to exercise any rights such other party has to cancel, terminate, or repudiate such Material Contract or exercise remedies thereunder.

5.15	Taxes

(a)

Except as has not had, and would not be reasonably likely to have or result in, a IGS Material Adverse Change, (i) all Returns required to be filed by or with respect to IGS and its Subsidiaries have been timely filed in accordance with all applicable Laws and all such returns are true, correct and complete, (ii) IGS and its Subsidiaries have timely paid all Taxes due or claimed to be due, (iii) all Employment and Withholding Taxes and any other amounts required to be withheld with respect to Taxes have been either duly and timely paid to the proper governmental authority or properly set aside in accounts for such purpose in accordance with applicable Laws, (iv) the charges, accruals and reserves for Taxes with respect to IGS and its Subsidiaries reflected in the Balance Sheet are adequate, (v) no deficiencies for any Taxes have been asserted or assessed, or, to IGS’s Knowledge, proposed, against IGS or any of its Subsidiaries that have not been finally settled or paid in full, and (vi) as of the Signing Date, there is no Action pending or, to IGS’s Knowledge, Threatened or scheduled to commence against or with respect to IGS or any of its Subsidiaries in respect of any Tax.

(b)

Neither IGS nor any of its Subsidiaries has been included in any “consolidated,” “unitary,” “combined” or similar Return (other than Returns which include only IGS and any of its Subsidiaries) provided for under the Laws of the United States, any non-U.S. jurisdiction or any state or locality or could be liable for the Taxes of any other Person as a successor or transferee, or by operation of law.

(c)

There are no Tax sharing, allocation, indemnification or similar agreements (“Tax Sharing Agreement”) in effect as between IGS or any of its Subsidiaries or any predecessor or affiliate of any of them, on the one hand, and any other Person, on the other hand, under which IGS or any of its Subsidiaries could be liable for any Taxes of any Person other than IGS or any Subsidiary of IGS, except for customary Tax Indemnification provisions pursuant to Tax Sharing Agreements entered into in the Ordinary Course.

(d)	Neither IGS nor any of its Subsidiaries have, as of the Signing Date, entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes.

(e)	There are no Liens for Taxes on any asset of IGS or its Subsidiaries, except for Permitted Liens.

(f)

IGS has made available to SFEG correct and complete copies of (i) all Australian and other material Returns of SFEG and its Subsidiaries relating to the taxable periods for its 2009, 2010 and 2011 taxable years, filed through the Signing Date, and (ii) any audit report within the last three years relating to any material Taxes due from or with respect to SFEG or any of its Subsidiaries.

5.16	Environmental Matters.

(a)

Each IGS Entity has been and is in material compliance with all applicable Laws relating to (i) emissions, discharges, releases, or Threatened releases of Hazardous Substances into the environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly owned treatment works, or septic systems, (ii) the generation, treatment, storage, disposal, use, handling, manufacturing, recycling, transportation, or shipment of Hazardous Substances, (iii) occupational health and safety, or (iv) the pollution of the environment, solid waste handling, treatment or disposal, reclamation or remediation activities, or protection of environmentally sensitive areas (collectively, “Environmental Laws”). “Hazardous Substances” means any chemical, pollutant, contaminant, material, waste or substance regulated by any Governmental Entity or subject to liability under any Environmental Law, including any hazardous waste, hazardous substance, toxic substance, radioactive material (including any naturally occurring radioactive material), asbestos-containing materials in any form or condition, polychlorinated biphenyls in any form or condition, or petroleum, petroleum hydrocarbons, petroleum products or any fraction or byproducts of any of the foregoing. To IGS’s Knowledge, each IGS Entity possesses and is in compliance with all applicable Permits required under Environmental Laws. To IGS’s Knowledge, as of the Signing Date there are no past or present facts, conditions, or circumstances that interfere with or preclude, or could interfere with or preclude, the conduct of any of any IGS Entity’s business as now conducted or that interfere or could interfere with continued compliance with applicable Environmental Laws.

(b)

As of the Signing Date, no Actions or Orders by any Governmental Entity are pending or to IGS’s Knowledge Threatened against any IGS Entity (or any other Person the obligations of which have been assumed by any IGS Entity) that allege the violation of or seek to impose any material liability pursuant to any Environmental Laws.

(c)

As of the Signing Date, no IGS Entity has (i) received any notice of noncompliance with, violation of, or liability or potential liability under any Environmental Laws or (ii) entered into or become subject to any consent decree, Order or Contract with any Governmental Entity or other Persons pursuant to any Environmental Laws or relating to the cleanup of any Hazardous Substances.

(d)

(i) There are no underground storage tanks located at any property currently or previously owned, leased, operated, or used by any IGS Entity, (ii) to IGS’s Knowledge there is no asbestos contained in or forming part of any building, building component, structure, or office space currently or previously owned, leased, operated, or used by any IGS Entity, and (iii) no polychlorinated biphenyls (PCBs) or PCB- containing items are used or stored at any property currently or previously owned, leased, operated, or used by any IGS Entity.

(e)

No IGS Entity is required by virtue of the Transactions, or as a condition to the effectiveness of any Transactions, (i) to perform a site assessment for Hazardous Substances, (ii) to remove or remediate any Hazardous Substances, or (iii) to record or deliver to any Person any disclosure document or statement pertaining to environmental matter.

5.17	IGS Assets.

(a)

Other than as set out in clause 5.17(b) below, as of the Signing Date, each IGS Entity owns, or otherwise has sufficient rights to use, all of such IGS Entity’s properties and assets (real, personal or mixed, tangible or intangible) (collectively, the “IGS Assets”) as set forth in the ASX Documents. IGS Assets constitute all of the assets and rights necessary to operate the businesses of IGS Entities in substantially the same manner that IGS have been operating their respective businesses prior to the Signing Date, and all significant operating equipment of IGS Entities is in good operating condition in accordance with industry practice, ordinary wear and tear excepted.

	(b)	SFEG acknowledges and agrees that IGS and/or an IGS Entity has entered into the following agreements:

		(i)	agreement to sell 100% of the issued share capital of Plumrige Gold Pty Ltd to AAQ Holdings Ltd; and

(ii)

memorandum of understanding with in relation to the joint venture of mining tenements mining tenements located in the area of Peixoto de Azevedo, Mato Grosso State, Brazil currently held by IGS Subsidiary Amazongold Pesquisas Minerais Ltda.

5.18	Insurance.

(a)

IGS has made available to IGS correct and complete copies of all material insurance policies (including policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements) pertaining to any IGS Asset or to which any IGS Entity is a party, a named insured, or otherwise the beneficiary of coverage.

(b) All insurance policies maintained by or on behalf of any of IGS Entity as of the Signing Date are in full force and effect, and all premiums due thereon as of the Signing Date have been paid.

(c)

With respect to each such insurance policy: (i) the policy is in full force and effect; (ii) no IGS Entity and, to IGS’s Knowledge, no other party to the policy is in breach of or default under the policy (including with respect to the payment of premiums or the giving of notices), and no event has occurred that (whether with or without the giving of notice, the lapse of time or both) would constitute such a breach or default, or that would permit termination, modification or acceleration of the policy; and (iii) no party to the policy has repudiated any provision thereof. The type of insurance currently maintained under such policies is customary and reasonable in scope for IGS Business as currently conducted.

5.19	Labor Matters.

(a)

As of the Signing Date, (i) no IGS Entity is a party to, or bound by, any collective bargaining agreement or similar Contract, with a labor union or similar labor organization and (ii) to IGS’s Knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or Threatened.

(b)

As of the Signing Date, (i) No IGS Entity has received any written complaint of any unfair labor practice or other unlawful employment practice or any written notice of any employment-related Action or material violation of any Laws with respect to the employment of individuals by, or the employment practices of, any IGS Entity or the work conditions, terms and conditions of employment, wages, or hours of their respective businesses, (ii) there are no unfair labor practice charges or other employee-related complaints against any IGS Entity pending or, to IGS’s Knowledge, Threatened, before any Governmental Entity by or concerning the employees working in their respective businesses and (iii) there is no labor dispute, strike, slowdown, or work stoppage against any IGS Entity or, to IGS’s Knowledge, Threatened against any IGS Entity.

(c)

Except as set forth in IGS Disclosure Letter, all employees of IGS Entities are employees at will. IGS has delivered or made available to IGS a true and correct copy of any form of each non-compete, non-solicitation, or confidentiality agreement currently in force with any of the employees or consultants of IGS Business, and any material variances therefrom.

(d)

Each IGS Entity has complied in all material respects with all applicable Laws relating to labor or labor relations, and minimum standards of employment, including any provisions thereof relating to equal employment opportunity, pay equity, employment equity, wages, hours, overtime, occupational health and safety, privacy and protection of information, immigration control, drug testing, notice, termination and severance pay obligations, vacation pay, fringe benefits, collective bargaining and the payment and/or accrual of the same and all payments, Taxes, insurance, and all other costs and expenses applicable thereto, and no IGS Entity is liable for any arrearage, costs, or penalties for failure to comply with any of the foregoing. No IGS Entity has incurred any Liabilities under the Worker Adjustment and Retraining Notification Act, or any similar Law.

(e)

Neither the execution hereof nor the consummation of the Transactions will cause any IGS Entity to be in breach of any agreement with any employee, contractor, or consultant or result in any IGS Entity becoming liable for any termination or severance pay or other amount to any employee, contractor, or consultant of IGS Business..

5.20	Affiliate Transactions.

Except (i) for compensation or other employment arrangements in IGS’s Ordinary Course, and (ii) for arrangements contemplated hereby, since January 1, 2011 there have not been, and there are not currently proposed, any transactions, agreements, arrangements or understandings, or any series of related transactions, or Contracts, between any IGS Entity, on the one hand, and any Affiliate, director, or officer of any IGS Entity, on the other hand.

5.21	Investment IGS.

No IGS Entity is an “investment company,” a company “controlled” by an “investment company,” or an “investment adviser” within the meaning of the Investment SFEG Act of 1940 or the Investment Advisers Act of 1940.

5.22	Recommendation of IGS Board of Directors

IGS Board, by resolutions adopted at a meeting duly called and held, and with the advice of its legal counsel and financial advisor, Max Capital Pty Ltd: (i) determined that this Agreement and the Transactions are advisable and in the best interests of IGS and its stockholders, (ii) approved this Agreement and the Transactions, (iii) resolved to recommend approval and adoption of this Agreement and the Transaction to by stockholders of IGS and (iv) directed that such matter be submitted to the stockholders of IGS at the Stockholder Meeting.

5.23	Required Vote by IGS Common Share Holder.

The separate votes comprising IGS Required Vote are the only vote of any class of capital stock of SFEG required by applicable Australian law and IGS’s Organizational Documents necessary to approve and adopt this Agreement and the Transactions.

5.24	Brokers.

Except for Komodo Capital Pty Ltd and Max Capital Pty Ltd, no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the Transactions that is or will be payable by any IGS Entity. IGS has delivered to SFEG a complete and accurate copy of the engagement letter between IGS and Max Capital Pty Ltd.

5.25	No Bankruptcy Event.

As of the Signing Date, no IGS Entity has taken steps, and no IGS Entity intends, to file under any Debtor Relief Laws. As of the Signing Date no Person or group of Persons has Threatened to commence any involuntary proceedings under any Debtor Relief Laws.

ARTICLE 6
OBLIGATIONS

6.1	Interim Operations of IGS.

(a)

During the Pre-Closing Period, except (w) as otherwise expressly required or permitted hereby, (x) with the prior written consent of SFEG (which SFEG shall not unreasonably withhold, delay, or condition), (y) as required by applicable Law, or (z) as set forth in Section 6.1(a) of IGS Disclosure Letter, IGS shall (and shall cause each of IGS Subsidiaries to), subject to Sections 6.1(b) and (c): (i) carry on IGS Business in the Ordinary Course; (ii) use its commercially reasonable efforts to preserve substantially intact each IGS Entity’s current business organization; (iii) use its commercially reasonable efforts to keep available the services of such IGS Entity’s current officers and key employees and preserve and maintain such IGS Entity’s existing relations with such IGS Entity’s customers, suppliers, creditors; and (iv) cooperate with IGS in connection with IGS’s renegotiation with the respective contract counterparties of IGS Entities.

(b)

During the Pre-Closing Period, except (v) as otherwise expressly required or permitted hereby, (w) with the prior written consent of SFEG (which SFEG shall not unreasonably withhold, delay, or condition), (x) as required by applicable Law,(y) as set forth in Section 6.1(b) of IGS Disclosure Letter, or (z) as set forth in except as set forth in its Notice for Annual Meeting dated October 23, 2012, IGS shall not (and shall cause each of IGS Subsidiaries not to):

		(i)	enter into any new line of business material to it and its Subsidiaries taken as a whole;

		(ii)	make capital expenditures that are more than $25,000 individually or $100,000 in the aggregate;

		(iii)	amend, violate, or breach such IGS Entity’s Organizational Documents;

		(iv)	declare, set aside, or pay any dividend or other distribution, whether payable in cash, stock, or any other property or right, with respect to such IGS Entity’s capital stock;

(v)

(1) its adjust, split, combine, or reclassify any capital stock or issue, grant, sell, transfer, pledge, dispose of, or encumber any shares of capital stock of any class, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or of any other such securities or agreements, or (2) redeem, purchase, or otherwise acquire directly or indirectly any of such IGS Entity’s capital stock or any other securities or agreements of the type described in the immediately foregoing clause (1), except shares of IGS Common Stock that are withheld to satisfy applicable tax withholding requirements; except that for the avoidance of doubt, IGS is permitted to issue shares of IGS Common Stock to any IGS Option Holder, or Warrant Holder (or any of the foregoing) in connection with the exercise, conversion, or cancellation, as the case might be, of such Holder’s IGS Option, or Warrant, respectively;

(vi)

(1) enter into, adopt, amend, renew, or terminate any Benefit Plan or any other benefit plan or arrangement of any IGS Entity, (2) except as required by the terms of any Benefit Plan as in effect as of the Signing Date, and except with respect to non-executive officer employees, independent contractors, and consultants in the Ordinary Course, increase in any manner the compensation, bonus, or fringe or other benefits of, or pay any bonus of any kind or amount to, any current or former director, officer, employee, independent contractor, consultant or Affiliate; except that each IGS Entity shall not make any equity or equity-based grants, (3) pay any benefit or amount not required under any Benefit Plan or any other benefit plan or arrangement of any IGS Entity as in effect on the Signing Date, (4) grant or pay any severance or termination pay or increase in any manner the severance or termination pay of any current or former director, officer, employee, independent contractor, consultant or Affiliate, (5) except as required to comply with law or with any agreement or policy in existence as of the Signing Date in the Ordinary Course, (A) grant any awards under any bonus, incentive, performance, or other compensation plan or arrangement or Benefit Plan (including the grant of any equity or equity-based awards), (B) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract, or arrangement or Benefit Plan, or (C) take any action to accelerate the vesting or payment of any compensation or benefit under any Benefit Plan.

(vii)	enter into any employment Contract (other than at-will employment arrangements), compensation Contract, or change of control Contract with any Person, including any IGS Entity’s employees;

(viii)

change in any material respect such IGS Entity’s methods of accounting in effect at June 30, 2012, except in accordance with changes in IFRS as concurred with by such IGS Entity’s independent auditors;

(ix)

acquire an amount of assets material to IGS by merging or consolidating with, or by purchasing an equity interest in or all or a significant portion of the assets or business of, any Person, or by any other means, other than in the Ordinary Course;

(x)

sell, lease, exchange, transfer or otherwise dispose of, or agree to sell, lease, exchange, transfer or otherwise dispose of, any assets, except for (A) the sale of inventory or the leasing of equipment in the Ordinary Course and (B) sales to non-affiliated Persons in arms’-length transactions for not less than fair market value, not less than book value, and not in excess of $50,000 individually or $250,000 in the aggregate, other than sales of products and assets in the Ordinary Course;

(xi)	mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other Lien (other than Permitted Liens), any IGS Assets;

(xii)

pay, discharge, or satisfy any material Liabilities if such payment, discharge, or satisfaction would require any material payment, other than the payment, discharge, or satisfaction of liabilities or obligations in the Ordinary Course or in accordance with the terms of any Material Contract as in effect on the Signing Date, or compromise, settle, or grant any waiver or release relating to any Action;

(xiii)

except pursuant to the terms of any Material Contract as in effect on the Signing Date insofar as such agreement is referenced in Section 4.21, engage in any transaction with, or enter into any Contract with, directly or indirectly, any IGS Affiliate (except that, for the purpose of this clause (xiii) only, the term IGS Affiliate excludes any employee of any IGS Entity, other than directors and executive officers thereof and other than any employees who share the same household as any such directors and executive officers);

(xiv)

except as required by Law, make, change, or revoke any material Tax election, change any annual Tax accounting period, adopt or change any Tax accounting method, file any Return in a manner that is materially inconsistent with past practice, amend any Return, enter into any closing or similar agreement, surrender any right to claim a refund, offset, or other reduction in Taxes, settle any claim made by any Governmental Entity relating to Taxes, consent to any extensions or waivers of the limitations period applicable to any claim for Taxes or Tax assessment, or enter into a Tax Sharing Agreement;

(xv)	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

(xvi)

incur or otherwise become liable with respect to any Indebtedness or enter into any Contracts that obligate any IGS Entity to make cash expenditures in excess of $50,000 individually or $250,000 in the aggregate (except in connection with the purchase of products and equipment in the Ordinary Course);

(xvii)

enter into any Contract that materially restrains, limits, or impedes any IGS Entity’s ability (or that would materially restrain, limit, or impede the ability of IGS or any IGS Subsidiary following the Effective Time) to compete with or conduct any business or line of business, including geographic limitations on any IGS Entity’s activities (or the activities of IGS or any IGS Subsidiary following the Effective Time);

(xviii)

enter into any material Contract other than in the Ordinary Course, or modify or amend in any material respect, waive in any material respect, or assign any IGS Entity’s rights or claims under, or terminate any material Contract to which any IGS Entity is a party;

(xix)

cause or permit, by any act or failure to act, any material Permit to expire or to be revoked, suspended, or modified, or knowingly take any action that causes, or that is reasonably likely to cause, any Governmental Entity to institute proceedings for the suspension, revocation, or adverse modification of any material Permit;

(xx)	fail to maintain any material property in customary repair, order, and condition, consistent with current maintenance policies, ordinary wear and tear excepted;

(xxi)

fail to maintain in full force and effect the existing insurance policies covering IGS Entities or their respective properties, assets, and businesses or replacement policies that are comparable in all material respects, or knowingly take any action that would cause any such policy to terminate or be terminable prior to the expiration of its stated term; or

(xxii)	enter into any Contract to take any of the actions otherwise prohibited by this Section 6.1(b).

(c)	IGS and, where applicable, IGS, shall comply, and IGS shall cause IGS Subsidiaries to comply, with the following:

	(i)	During the Pre-Closing Period, IGS shall operate IGS Business in accordance with an interim operating plan as mutually agreed upon by IGS and SFEG (the “Operating Plan”).

(ii)

(1) SFEG and IGS shall each appoint and designate one of their respective executive or managing employees as the liaison officers to oversee and assist in the management of the business of IGS during the Pre-Closing Period (the “Liaison Officer”), with powers and authority as set forth herein. SFEG hereby appoints and designates W. Pierce Carson as the initial Liaison Officer.

(iii)

The Liaison Officer will be available at all reasonable times to communicate, confer and work directly with IGS’s Chief Executive Officer, and with other IGS employees as appropriate and as directed by IGS’s Chief Executive Officer, and the Liaison Officer will also communicate directly with and respond to communications and requests from IGS Board (or a designated IGS Board Committee) with regard to the management and operations of IGS and the Transactions.

(iv)

Without limiting IGS’s obligations under Section 6.15, during the Pre- Closing Period, IGS shall use its Reasonable Best Efforts to timely comply with all applicable filing and other requirements of the SEC and NYSE MKT.

(v)

During the Pre-Closing Period, IGS, with the cooperation and support of SFEG, will use its Reasonable Best Efforts to seek and raise sufficient equity capital or other financing (whether through offerings by SFEG or by means of capital funding support provided to SFEG by IGS to the extent provided in the immediately following sentence, or any combination thereof) to meet SFEG’s liquidity and working capital requirements, and, to the extent necessary, to have at least $10,000,000 in cash securities on hand at the Closing (assuming a Qualified Equity Financing is completed for a minimum of A$5,000,000 and less any funds provided to SFEG in accordance with Section 6.1(e)).

(d)

For avoidance of doubt, and notwithstanding IGS’s obligations under Section 6.1(a) and 6.1(b), the terms of the Operating Plan and the provisions of Section 6.1(c), the business and affairs of IGS shall remain under the direction of IGS Board (or a designated IGS Board Committee). Notwithstanding the provisions of Section 6.1(b), in the event that SFEG Board (or a designated SFEG Board Committee) determines that it is necessary in order to exercise and comply with SFEG Board’s fiduciary duties under applicable Law and preserve the continued viability of SFEG, then SFEG is permitted to issue and sell shares of capital stock (or securities convertible into or exchangeable for shares of capital stock [in SFEG]) subject to the consent of IGS (which must not be unreasonable withheld)

(e)

During the Pre-Closing Period (and subject to completion of the Qualified Equity Financing unless otherwise agreed by IGS), IGS shall advance to SFEG such reasonable amounts as SFEG may reasonably request, including amounts such necessary amounts raised in connection with the Qualified Equity Financing, as agreed by the parties (collectively, the “Bridge Loan”); provided, however, that before any amounts share advanced by IGS to SFEG under the Bridge Loan, SFEG shall deliver to IGS: (i) letters from stockholders of SFEG, representing at least 30 percent of the outstanding shares of SFEG Common Stock, indicating the holders’ respective support for the Merger and intent to vote in favour thereof, (ii) a security agreement, in substantially the same form as the security agreement relating to the Senior Secured Notes, granting IGS a third lien security interest (or such higher security lien behind previously disclosed existing creditors) in all of SFEG’s assets, other than other than SFEG’s legal and beneficial rights in the lease between SFEG and Ortiz Mines Inc. dated August 1, 2004, as amended on May 1, 2010 and the real property which is subject to such lease, (or in the case that SFEG debt is repaid that IGS will assume the security held by that debtor), and (iii) a promissory note, in substantially the same form as the Senior Secured Notes in the original principal amount of the amounts advanced under the Bridge Loan.

6.2	Access to Information and Properties.

(a)

Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each of SFEG and IGS (as the case might be, the “Permitting Party”) shall, and shall cause each of its Subsidiaries to, afford to the authorized representatives of the other Party (such other Party, the “Accessing Party”), including officers, employees, accountants, counsel, and other representatives of the Accessing Party, at the Accessing Party’s sole expense, reasonable access, during normal business hours during the Pre-Closing Period, to all of the Permitting Party’s properties (including owned or leased real property), Contracts, books, records, data, and personnel and, during the Pre-Closing Period, the Permitting Party shall, and shall cause Permitting Party’s Subsidiaries to, make available to the Accessing Party all information concerning the Permitting Party’s business, properties, and personnel as the Accessing Party might reasonably request. Each Accessing Party shall not access and shall not review the foregoing information in a manner that interferes unreasonably with the operations of the Permitting Party or the Permitting Party’s Subsidiaries or that unreasonably interferes with the prompt discharge by the Permitting Party’s employees of their duties. Representatives of the Accessing Party (including, in the case of IGS, IGS Liaison Officer), when visiting the premises of the Permitting Party, will at all times conduct themselves in accordance with applicable local law and the reasonable policies and procedures of the Permitting Party.

(b)

Each of SFEG and IGS (as the case might be, the “Indemnifying Party”) shall indemnify and hold harmless the other Party and the other Party’s Subsidiaries (such other Party and such other Party’s Subsidiaries, collectively, the “Indemnified Parties”) from any and all Claims and Liabilities, including costs and expenses for the injury to or death of any of the Indemnified Party’s representatives and any loss or destruction of any property (including Claims or Liabilities for use of any property) resulting directly or indirectly from the action or inaction of any of the Indemnifying Party or the Indemnifying Party’s Subsidiaries, or their respective representatives, as applicable, during any visit to the business or property of the Indemnifying Party prior to the completion of the Merger (whether pursuant to Section 6.2(a) or otherwise), other than any such Claims and Liabilities arising out of or resulting from the negligence or willful misconduct of the representatives of the Indemnified Party or the Indemnified Party’s Subsidiaries. Each Indemnified Party is hereby made a third-party beneficiary of the rights that would be afforded under this Section 6.2(b) to such Indemnified Party as if such Indemnified Party were an original signatory hereto for such purposes (and only for such purposes).

(c)

During the Pre-Closing Period, SFEG shall, and shall cause each SFEG Subsidiary to, at the request of IGS or IGS’s representatives, (i) request such SFEG Entity’s customers, suppliers, lenders, and other creditors to be available to meet with IGS and IGS’s representatives and (ii) cooperate with IGS and IGS’s representatives in connection with such meetings and use Reasonable Best Efforts to facilitate such meetings.

(d)

A Party will not be required to provide access to or to disclose information (and will not be required to cause such Party’s Subsidiaries to provide access to or to disclose information) if such access or disclosure would violate or prejudice the rights of such Party’s customers, jeopardize any attorney-client privilege, or contravene any Law or any binding Contract entered into prior to the Signing Date. If such a circumstance arises, then SFEG and IGS shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(e)

During the Pre-Closing Period, SFEG shall grant IGS Liaison Officer full access to SFEG headquarters’ offices, and any other real property that any SFEG Entity leases as IGS Liaison Officer reasonably requests, and all SFEG books, records, and personnel during normal business hours, and shall permit IGS to host authorized IGS representatives at SFEG headquarters’ offices, including engineers, advisors and consultants, and lenders and financing sources, at IGS’s sole risk and expense (subject to Section 6.2(b)) and without unreasonably disrupting SFEG operations, in order to investigate and assess the management of any SFEG Entity, as IGS reasonably deems necessary or appropriate (a “IGS Investigation”). SFEG shall (and shall cause each SFEG Subsidiary to) cooperate with IGS in conducting any such IGS Investigation and, (ii) allow IGS full access to SFEG Entities’ respective businesses, SFEG Real Property, and SFEG Assets.

(f)

Notwithstanding anything in this Section 6.3 to the contrary, (i) no Party is obligated under Section 6.3 to disclose to any other Party or such other Party’s representatives, or grant such other Party or such other Party’s representatives access to, information that is within the possession or control of such first Party or such first Party’s Subsidiaries but that is not permitted to be disclosed to such other Party or such other Party’s representative pursuant to a binding confidentiality agreement with a third party without first obtaining the consent of such third party, and such other Party, to the extent requested by such first Party, shall use such other Party’s Reasonable Best Efforts to obtain any such consent.

(g)

No investigation by any Party or such Party’s representatives will (or will be deemed to) modify or constitute a waiver of any of the terms hereof (including any representation, warranty, obligation, acknowledgment, or condition hereunder).

6.3	Capital Raise By SFEG.

Each Party acknowledges and agrees that during the Pre-Closing Period SFEG may (a) issue up to an additional US$5.0 million in equity or debt securities or (b) refinance any of its outstanding debt. Any such equity or debt offering during the Pre-Closing Period will be done by SFEG in consultation with IGS. SFEG and IGS shall use their commercial reasonable efforts to complete such financing in a manner so as to not revoke the IGS Shareholder approvals obtained at the Annual General Meeting in 23 November 2012.

6.4	Further Action; Reasonable Best Efforts.

(a)

Subject to the terms hereof, each Party shall use such Party’s Reasonable Best Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective the Transactions, including using Reasonable Best Efforts to satisfy the conditions set forth in ARTICLE 7, to obtain, give, or make all necessary Consents, and to effect all necessary registrations and filings. Subject to the terms hereof, each Party shall furnish to the other Parties such necessary information and reasonable assistance as such other Parties reasonably request in connection with the foregoing, and shall provide the other Parties with copies of all filings made by such Party with any Governmental Entity or any other information supplied by such Party to a Governmental Entity, in each case that are filed or supplied in connection herewith.

(b)

Subject to the terms hereof, each Party shall (i) take all actions necessary to ensure that no state takeover Law or similar Law is or becomes applicable to the Transactions and (ii) if any state takeover Law or similar Law becomes applicable to the Transactions, take all action necessary to ensure that the Transactions can be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such Law on the Transactions.

(c)

Subject to the terms hereof, each Party shall use such Party’s Reasonable Best Efforts to prevent the entry of, and to cause to be discharged, vacated, or terminated, any order, decree, ruling, or injunction precluding, restraining, enjoining, delaying, or prohibiting consummation of the Merger. If any Governmental Entity issues any such order, decree, ruling, or injunction, or takes any other action that would have the effect of precluding, restraining, enjoining, delaying, or otherwise prohibiting the consummation of the Transactions, then, subject to the terms hereof, each Party shall use such Party’s Reasonable Best Efforts to have such order, decree, ruling, or injunction or other action declared ineffective as soon as practicable.

(d)

Each Party shall (i) give each other Party reasonable advance notice of all meetings with any Governmental Entity relating to the Merger, (ii) give each other Party (or such other Party’s outside counsel) an opportunity to participate in each of such meetings, (iii) provide each other Party with a reasonable advance opportunity to review and comment upon all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions, and proposals) to or with a Governmental Entity relating to the Merger, and (iv) promptly provide each other Party with copies of all written communications to or from any Governmental Entity relating to the Merger.

(e)

Notwithstanding the foregoing provisions of this Section 6.4, no IGS Entity is hereby required to divest or hold separate or in trust (or submit to the imposition of any other conditions or restriction with respect to) any assets or operations of such IGS Entity or any of such IGS Entity’s Affiliates or of any SFEG Entity.

6.5	Proxy Statement; Form F-4; Stockholders’ Meeting.

(a)

As promptly as practicable after the execution and delivery hereof, the Parties shall cooperate in preparing and filing with the SEC, in connection with the Merger, a proxy statement (together with any amendments or supplements thereto, the “Proxy Statement”), the F-4 (in which the Proxy Statement will be included as a prospectus), and, if necessary, any other statement or schedule relating to this Agreement or the Transactions (each of the Proxy Statement, the F-4, and each such other statement or schedule, an “SEC Transaction Document”). Each Party shall use such Party’s Reasonable Best Efforts to furnish the information required to be included by the SEC in any SEC Transaction Document. Each Party shall give the other Parties and their respective counsel a reasonable opportunity to review and comment on the SEC Transaction Documents, including all amendments and supplements thereto, prior to such SEC Transaction Documents being filed with the SEC or disseminated to SFEG Common Stock Holders, and shall also give the other Parties and such counsel a reasonable opportunity to review and comment on all responses to requests for additional information and comments received from the SEC prior to revisions to such SEC Transaction Documents being filed with, or sent to, the SEC. Each Party shall use such Party’s Reasonable Best Efforts to cause the F-4 to be declared effective under the Securities Act as promptly as practicable after such filing, and SFEG shall as promptly as practicable after the F-4 is declared effective mail the Proxy Statement to SFEG Capital Stock Holders.

(b)

If at any time prior to the Effective Time, any Party discovers any event or circumstance relating to any Party or any of such Party’s Affiliates, or any of such Party’s or such Affiliate’s officers or directors, that should be set forth in an amendment to the F-4 or a supplement to the Proxy Statement or other SEC Transaction Document, such Party shall promptly inform the other Parties thereof in writing, and the Parties shall cooperate in preparing and filing such amendment or supplement with the SEC, shall use their respective Reasonable Best Efforts to cause such amendment or supplement to become effective (if applicable) as promptly as possible, and, if necessary, shall mail such amendment or supplement to SFEG Capital Stock Holders. Each Party shall ensure that all documents that such Party is responsible for filing with the SEC in connection with the Transactions complies as to form in all material respects with applicable requirements of the Securities Act and the Exchange Act.

(c)

SFEG, acting through SFEG Board, shall, in accordance with its certificate of incorporation and bylaws, the rules and regulations of NYSE MKT, and applicable Law, promptly and duly call, give notice of, convene, and hold, as soon as practicable following the date upon which the F-4 becomes effective (and in no event later than 45 days after such date), a meeting of SFEG Capital Stock Holders for the sole purpose of considering and taking action upon this Agreement (such meeting, including any reconvened meeting held following any postponement or adjournment thereof, the “Stockholder Meeting”), and shall, except as otherwise provided in Section 6.2(c), (d), or (g), (i) recommend adoption hereof (the “SFEG Board Recommendation”) and include in the Proxy Statement such recommendation and (ii) use SFEG’s Reasonable Best Efforts to solicit and obtain such adoption and approval. Notwithstanding any Adverse Recommendation Change or the commencement, public proposal, public disclosure, or communication to SFEG of any Acquisition Proposal, or any other fact or circumstance, SFEG, acting through SFEG Board, shall submit this Agreement to SFEG Capital Stock Holders at the Stockholder Meeting for the purpose of adopting this Agreement, with such disclosures as are required to be made by applicable Law; except that (x) any such statement or disclosure made that relates to an Acquisition Proposal will be deemed to be an Adverse Recommendation Change unless SFEG Board reaffirms SFEG Board Recommendation in such statement or disclosure (except that a mere “stop, look and listen” disclosure in compliance with Rule 14d-9(f) of the Exchange Act will not be deemed to constitute an Adverse Recommendation Change), and (y) SFEG shall not present for approval or adoption any Acquisition Proposal to SFEG Capital Stock Holders at the Stockholder Meeting. Following any such Adverse Recommendation Change, SFEG is permitted to submit this Agreement to SFEG Capital Stock Holders without a recommendation or with a negative recommendation, in which event SFEG Board is permitted to communicate the basis for its lack of a recommendation or negative recommendation to SFEG Capital Stock Holders in the Proxy Statement or an appropriate amendment or supplement thereto.

(d)

As promptly as practicable after the execution and delivery hereof, SFEG shall provide to IGS (in such reasonable form requested by IGS), all information regarding SFEG Entities and SFEG securities that is required by the Corporations Act, the ASX Listing Rules, and all regulatory guides of the Australian Securities and Investments Commission application to the Transactions.

(e)

SFEG shall ensure, that none of the information that SFEG supplies that is ultimately included or incorporated by reference in (a) the F-4 (at the time the F-4 becomes effective under the Securities Act), (b) the Proxy Statement (on the date mailed to the stockholders of SFEG, at the time of the Stockholder Meeting, and at the Effective Time), or (c) any other document filed with any other Governmental Entity in connection herewith (at the time of such filing), will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. SFEG shall ensure that the Proxy Statement and the F-4 comply as to form in all material respects with the provisions of the Exchange Act and the Securities Act, except that SFEG will have no liability with respect to statements made in the F-4 or in the Proxy Statement to the extent that such statements are based on information supplied by any IGS Entity for inclusion in the Proxy Statement or the F-4, respectively. SFEG shall ensure that none of the information that SFEG supplies that is ultimately included or incorporated by reference in any IGS Shareholder Meeting Notice of Meeting or in any document lodged with the ASX or filed with any Governmental Entity will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(f)

IGS shall ensure that none of the information that IGS supplies that is ultimately included or incorporated by reference in (a) the F-4 (at the time the F-4 becomes effective under the Securities Act), (b) the Proxy Statement (at the date mailed to the stockholders of SFEG, at the time of the Stockholder Meeting, and at the Effective Time), or (c) any other document filed with any other Governmental Entity in connection herewith (at the time of such filing), will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. IGS shall ensure that the Proxy Statement and the F-4 comply as to form in all material respects with the provisions of the Exchange Act and the Securities Act, except that IGS will have no liability with respect to statements made in the F-4 or in the Proxy Statement to the extent that such statements are based on information supplied to IGS or Merger Sub by SFEG for inclusion in the Proxy Statement or the F-4, respectively. IGS shall ensure that IGS Shareholder Notice of Meeting and documents to be lodged with the ASX will comply as to form in all material respects with the provisions of the listing rules of the ASX, Corporations Act, as applicable, except that no IGS Entity will have any liability with respect to statements made in IGS Shareholder Notice of Meeting or documents to be lodged with the ASX to the extent that such statements are based on information supplied to any IGS Entity by SFEG for inclusion in IGS Shareholder Notice of Meeting or such documents.

6.6	Notification of Certain Matters.

(a)

Each Party shall promptly notify each other Party if at any time (a) any representation or warranty made by such Party hereunder would be untrue or inaccurate in any material respect if made at such time (without regard as to whether such representation or warranty expressly relates to the Signing Date) or (b) such Party fails to comply with or satisfy in any material respect any obligation to be complied with or satisfied by such Party hereunder. No such notification will (or will be deemed to) modify or result in the waiver of any representation, warranty, obligation, acknowledgment, or condition hereunder.

(b)

Each Party shall promptly notify each other Party of any event or circumstance that such Party becomes aware of that is reasonably likely, individually or taken together with all other events and circumstances known to such Party, to result in a SFEG Material Adverse Change or a IGS Material Adverse Change.

6.7	Directors’ and Officers’ Insurance and Indemnification.

(a)

After the Effective Time, IGS shall, and shall cause the Surviving Corporation to, subject to applicable Law, comply with SFEG’s obligations under SFEG’s certificate of incorporation and bylaws and the indemnification agreements between SFEG, on the one hand, and SFEG’s directors and officers as of or immediately prior to the Effective Time, on the other hand (such directors and officers, collectively, the “Covered Parties”), in each case as in effect immediately prior to the Effective Time and disclosed in Section 6.7 of SFEG Disclosure Letter.

(b)

Prior to the Closing, SFEG shall purchase, and after the Effective Time the Surviving Corporation shall maintain, directors’ and officers’ liability insurance covering, for a period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the directors and officers of each SFEG Entity who are currently covered by SFEG’s existing directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred before the Effective Time, on terms and conditions no less favorable to such directors and officers than those in effect on the Signing Date; except that the aggregate of all premiums for such insurance is not required to exceed $50,000, in the aggregate, for such insurance on the Signing Date. If the aggregate of all premiums for such insurance exceeds such maximum amount, then the Surviving Corporation shall purchase as much coverage per policy year as is reasonably available for such maximum amount.

6.8	Publicity.

(a)

On the Signing Date (or, if this Agreement is executed and delivered by all Parties after the close of business in the United States on the Signing Date, then prior to the opening of NYSE MKT on the next day), IGS and SFEG shall issue a joint press release with respect to the execution hereof and the Transactions.

(b)

Except as required by applicable Law, prior to the Effective Time, IGS and SFEG shall consult with each other before issuing any press release, making any other public statement, or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Transactions. Prior to the Effective Time, each Party shall not issue any press release or other public statement concerning the Transactions without first providing the other Parties with a written copy of the text of such release or statement and obtaining the consent of the other Parties to such release or statement (which consent the other Parties shall not unreasonably withhold, delay, or condition). The consent provided for in this Section 6.8 will not be required if the delay would preclude the timely issuance of a press release or public statement required by Law or applicable regulations. The provisions of this Section 6.8 will not be construed as limiting the Parties from communications consistent with the purposes hereof, including seeking the regulatory and stockholder approvals contemplated hereby.

6.9	Stock Exchange Listing.

Promptly (after the initial filing of the F-4), IGS (with the assistance of SFEG) shall apply for listing on NYSE MKT, for all IGS ADRs to be issued in the Merger, and shall use its Reasonable Best Efforts to obtain such listing prior to the Effective Time. IGS (with the assistance of SFEG) shall use its Reasonable Best Efforts to keep SFEG reasonably informed with respect to all material developments concerning the listing on NYSE MKT.

6.10	Employee Benefits.

(a)

Following the Effective Time, IGS shall honor, fulfill and discharge and shall cause the Surviving Corporation to honor, fulfill and discharge in accordance with their terms all Benefit Plans (as in effect as of the Effective Time and that do not terminate as a consequence of the consummation of the Transaction); provided, however, that nothing herein shall prevent IGS or Surviving Corporation from amending or terminating any Benefit Plans in accordance with the terms of such plans.

(b)

Nothing contained in this Section 6.10 or any other provision of this Agreement shall (i) be construed to create any third-party beneficiary rights in any current, future or former employee (including dependents thereof) of IGS, Surviving Corporation, any SFEG Entity, or its ERISA Affiliate, or any person other than the parties to this Agreement or any right to employment or continued employment for any specified period, or to a particular term or condition of employment with IGS, the Surviving Corporation, any SFEG Entity or its ERISA Affiliate, (ii) require IGS, the Surviving Corporation, any SFEG Entity or its ERISA Affiliate to continue any specific Benefit Plans, (iii) be construed to establish, amend or modify any benefit or compensation plan, program, agreement or arrangement, or (iv) limit the ability of any SFEG Entity or its ERISA Affiliate, or following the Closing, IGS, the Surviving Corporation or any of their respective Subsidiaries, to amend, modify or terminate any Benefit Plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them.

6.11	Tax Matters.

SFEG and IGS shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value-added, stock transfer and stamp taxes, and transfer, recording, registration and other fees and similar Taxes which become payable in connection with the Merger that are required or permitted to be filed on or before the Effective Time. Each of Merger Sub and SFEG shall pay, without deduction from any amount payable to holders of SFEG Common Stock and without reimbursement from the other party, any such Taxes or fees imposed on it by any Governmental Entity (or for which its stockholders are primarily liable), which becomes payable in connection with the Merger.

6.12	SFEG Options.

At the request of SFEG, IGS shall cooperate with SFEG to enter into a option contract with any one or more SFEG Option Holders, as designated by SFEG, with respect to one or more SFEG Options held by such SFEG Option Holder. The Parties shall use their respective reasonable efforts to ensure that the conversion of any SFEG Options that are intended to be “incentive stock options” (as defined in Section 422 of the Code) provided for in this Section 6.12 be affected in a manner consistent with Section 424(a) of the Code. At the request of SFEG, IGS shall cooperate with SFEG to take all corporate action necessary to effectuate this Section 6.12 and the terms of any such SFEG Option Contact.

6.13	Notices From NYSE MKT.

IGS shall promptly notify SFEG upon IGS’ receipt of any written or oral communication from NYSE MKT regarding IGS listing status with NYSE MKT. IGS shall timely respond to all requests for additional information from NYSE MKT. IGS shall request all extensions, dispensations, waivers, or approvals from NYSE MKT necessary in order to list the IGS ADRs on NYSE MKT. IGS shall provide a copy of all written correspondence between IGS and NYSE MKT.

6.14	Tax Structure; Plan of Reorganization.

IGS, Merger Sub and SFEG shall adopt this Agreement as a “plan of reorganization” within the meaning of United States Treasury Regulation section 1.368-2(g) and to treat the Merger as a “reorganization” within the meaning of section 368(a)(1) of the Code. However, neither IGS, MergerSub nor SFEG makes any representation, warranty or covenant to SFEG, any holder of SFEG Common Stock, or any other holder of any SFEG securities (including any holder of SFEG Stock Options or regarding: (a) the qualification of the Merger as a “reorganization” within the meaning of section 368(a)(1) of the Code or (b) the United States federal income tax consequences to SFEG, any SFEG stockholder, or any other holder of SFEG securities (including any holder of SFEG Stock Options or SFEG Restricted Stock) of the Merger.

ARTICLE 7
CONDITIONS

7.1	Conditions to Each Party’s Obligation To Effect the Merger.

The obligation of each Party to consummate the Transactions is subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by all of the Parties) of the following conditions:

(a) this Agreement and the Transactions have been duly and validly approved and adopted by SFEG Required Vote;

(b)

no Governmental Entity has issued, enacted, enforced, entered, or promulgated (or deemed applicable to the Transactions) any Law that remains in effect at the time this condition is invoked, and no Governmental Entity of competent jurisdiction has taken any action that remains in effect at the time this condition is invoked, in each case that temporarily, preliminarily, or permanently restrains, precludes, enjoins, prevents, or otherwise prohibits the consummation of the Transactions, imposes any material restrictions on the Parties with respect to consummation of the Transactions, or makes the Transactions illegal (the occurrence of any of the foregoing, a “Transaction Restricting Event”); except that, prior to invoking this condition, the invoking Party must have first complied with such Party’s obligations under Section 6.4, including using such Party’s Reasonable Best Efforts to have any such Law or action vacated, lifted, or otherwise rendered ineffective;

(c)

the SEC has declared the F-4 effective under the Securities Act, the F-4 is effective immediately prior to the filing of the Certificate of Merger, no stop order suspending such effectiveness has been issued or is in effect, and no proceeding for such purpose is pending before or Threatened by the SEC, and any and all necessary approvals under state securities Laws relating to the issuance or trading of IGS Common Shares to be issued in connection with the consummation of the Transactions have been received; and

(d)

IGS Common Share Issue Resolution has been passed by a duly constituted meeting of IGS Common Share Holders in accordance with the ASX Listing Rules and the Corporations Act, and this Agreement and the Transactions have been approved by the affirmative vote of the requisite holders of the outstanding shares of IGS Common Shares at IGS Shareholder Meeting.

7.2	Conditions to the Obligation of SFEG to Effect the Merger.

The obligation of SFEG to consummate the Transactions is subject to the satisfaction (or waiver in writing by SFEG in its sole discretion) of the following conditions:

(a)

each representation and warranty that is qualified by materiality or by IGS Material Adverse Change is true and correct as written as of the Signing Date and as of the Closing Date as if made as of the Closing Date (except to the extent such representation or warranty expressly relates to an earlier date, in which case the truth and correctness of such representation or warranty will be measured on and as of such earlier date), and (ii) each representation and warranty set forth in ARTICLE 5 that is not qualified by materiality or by IGS Material Adverse Change is true and correct in all material respects as of the Signing Date and as of the Closing Date as if made as of the Closing Date (except to the extent such representation or warranty expressly relates to an earlier date, in which case the truth and correctness of such representation or warranty will be measured on and as of such earlier date);

	(b)	each IGS Entity has performed and complied in all material respects with all of such IGS Entity’s obligations hereunder required hereby to be performed;

	(c)	IGS shall have completed a Qualified Equity Financing;

	(d)	No Governmental Entity has commenced any investigation or any proceedings involving, or related to, IGS;

(e)

Immediately after the Closing, the SFEG Common Stock Holders shall collectively own 61.6% (assuming a Qualified Equity Financing of A$5,000,000 is completed and no IGS Stock Options are exercised prior to Closing) of the outstanding IGS Common Shares, however it is understood that this ownership percentage will be reduced on a proportional basis should the Qualified Equity Financing be above A$5,000,000;

(f)

each IGS Entity has performed and complied in all material respects with all of such IGS Entity’s obligations hereunder required hereby to be performed or complied with by such IGS Entity at or prior to the Closing;

(g)	SFEG has received a certificate signed on behalf of IGS by IGS’ Chief Executive Officer to the effect that the conditions in Sections 7.2(a) and (b) have been satisfied; and

(h)	The IGS ADRs shall be approved for listing, subject to issuance, on NYSE MKT to be effective as of the Effective Time.

7.3	Conditions to Obligations of the IGS Entities to Effect the Merger.

The obligations of the IGS Entities to consummate the Transactions is subject to the satisfaction (or waiver in writing by the IGS Entities in their sole discretion) of the following conditions:

(a)

(i) each representation and warranty of SFEG set forth in Sections 4.1, 4.2, and 4.3 (such representations and warranties, collectively the “Core Representations”) is true and correct in all respects as of the Signing Date and as of the Closing Date as if made as of the Closing Date (except to the extent such representation or warranty expressly relates to an earlier date, in which case the truth and correctness of such representation or warranty will be measured on and as of such earlier date), (ii) each representation and warranty set forth in ARTICLE 4 other than the Core Representations that is qualified by materiality or by SFEG Material Adverse Change is true and correct as written as of the Signing Date and as of the Closing Date as if made as of the Closing Date (except to the extent such representation or warranty expressly relates to an earlier date, in which case the truth and correctness of such representation or warranty will be measured on and as of such earlier date), and (iii) each representation and warranty set forth in ARTICLE 4 other than the Core Representations that is not qualified by materiality or by SFEG Material Adverse Change is true and correct in all material respects as of the Signing Date and as of the Closing Date as if made as of the Closing Date (except to the extent such representation or warranty expressly relates to an earlier date, in which case the truth and correctness of such representation or warranty will be measured on and as of such earlier date);

(b) SFEG has performed and complied in all material respects with all of SFEG’s obligations hereunder required hereby to be performed or complied with by SFEG at or prior to the Closing; and

(c)

IGS has received a certificate signed on behalf of SFEG by SFEG’s Chief Executive Officer and Chief Financial Officer to the effect that the conditions in Sections 7.3(a) and (b) above have been satisfied.

ARTICLE 8
TERMINATION

8.1	Termination.

Notwithstanding anything herein to the contrary, this Agreement can be terminated and the Merger can be abandoned at any time prior to the Effective Time, whether before or after obtaining SFEG Required Vote (except as expressly provided otherwise below):

(a)	by the mutual written consent of IGS and SFEG;

(b)	by SFEG or IGS upon written notice to the other, if:

	(i)	the Merger has not been consummated on or before June 30, 2013 (the “Outside Date”);

(ii)

any Transaction Restricting Event occurs and is in effect at the time of termination hereof, but only if the terminating Party first complies with such Party’s obligations under Section 6.4, including using such Party’s Reasonable Best Efforts to have any Law or action that has resulted in such Transaction Restricting Event vacated, lifted, or otherwise rendered ineffective;

	(iii)	the stockholders of SFEG fail to approve and adopt this Agreement and the Transactions by SFEG Required Vote at the Stockholder Meeting.

(iv)

(A) any representation or warranty of the non-terminating Party is inaccurate as of the Signing Date, but only if the condition set forth in Section 7.2(a) (with respect to inaccuracies in any of the IGS Entity’s representations or warranties) or Section 7.3(a) (with respect to inaccuracies in any of SFEG’s representations or warranties) would not be satisfied were such inaccuracy to continue to be in existence as of the Closing, and (B) with respect to any representation or warranty of the non-terminating Party that is accurate as of the Signing Date, such representation or warranty later becomes (as if made as of a date of determination) materially inaccurate, but only if the condition set forth in Section 7.2(a) (with respect to inaccuracies in any of the IGS Entity’s representations or warranties) or Section 7.3(a) (with respect to inaccuracies in any of SFEG’s representations or warranties) would not be satisfied were such inaccuracy to continue to be in existence as of the Closing, and such representation or warranty (I) is incapable of being made to be accurate, (II) by its nature or timing cannot reasonably be made to be accurate by the Outside Date, or (III) if such representation or warranty can be made accurate, is not made accurate within 10 Business Days after the terminating Party provides written notice to the non-terminating Party of such material inaccuracy; except that neither SFEG nor IGS will be entitled to terminate this Agreement pursuant to this Section 8.1(b)(iv) if SFEG (if SFEG is the Party seeking termination) or any IGS Entity (if IGS is the Party seeking termination) is then in material breach of such terminating Party’s obligations hereunder or if any representation or warranty of such terminating Party hereunder is materially inaccurate;

(v)

(A) if a Party breaches any of such Party’s obligations hereunder such that, at such time, the condition set forth in Section 7.2(b) (with respect to breaches of IGS’s obligations) or Section 7.3(b) (with respect to breaches of SFEG’s obligations) would not be satisfied were such breach to continue to be in existence as of the Closing and (B) either (I) such breach is not cured within ten Business Days after the breaching Party receives written notice thereof from the terminating Party or (II) such breach, by its nature, cannot be cured before the Outside Date; and neither SFEG nor IGS will be entitled to terminate this Agreement pursuant to this Section 8.1(b)(v) if SFEG (if SFEG is the Party seeking termination) or any IGS Entity (if IGS is the Party seeking termination) is then in material breach of such terminating Party’s obligations hereunder or if any representation or warranty of such terminating Party hereunder is materially inaccurate;

(c)	by IGS, upon written notice to SFEG if:

(i)

any SFEG Entity: (A) makes an assignment for the benefit of creditors, or petitions or applies to any tribunal for the appointment of a custodian, receiver, or trustee for its or a substantial part of such SFEG Entity’s assets;

		(B)	voluntarily commences any proceeding under any Debtor Relief Laws;

		(C)	has any petition filed, or any proceeding commenced against it, in which an adjudication is made or order for relief is entered or that remains undismissed for a period of 30 days; (D) has a receiver, custodian, or trustee appointed for all or a substantial part of such SFEG Entity’s property; or (E) takes any action effectuating, approving, or consenting to any of the events described in the immediately foregoing clauses (A) through (D); except that IGS will not be entitled to terminate this Agreement pursuant to this Section 8.1(c)(iv) if IGS is then in material breach of its obligations hereunder.

(d)	by Santa Fe, upon written notice to IGS if:

(i)

a Qualified Equity Financing has not been consummated by IGS on or before 5 P.M., Perth, Western Australian time on February 22, 2013 (allowing a further three week period to close such Qualified Equity Financing) (or such later dates if agreed to by the parties); or

	(ii)	any “material” investigation or any proceedings involving, or related to IGS, is commenced by any Governmental Entity.

8.2	Effect of Termination.

(a)

If this Agreement is terminated pursuant to and in accordance with this ARTICLE 8, then this Agreement will immediately become void, with no liability or obligation on the part of the Parties or their respective employees, officers, directors, shareholders, representatives, advisors, agents or Affiliates; except for those obligations created pursuant to the terms of the Senior Secured Notes or the security provided to IGS in relation to any Bridge Loan.

(b)

In order for SFEG or IGS, as the case might be, to terminate this Agreement pursuant to Section 8.1, the terminating Party must provide written Notice of such termination to the non-terminating Party specifying the provision or provisions hereof pursuant to which such termination is effected, and such termination will be effective (subject to the other provisions of this ARTICLE 8) at the time when such terminating Party has provided such Notice to the non-terminating Party.

ARTICLE 9
MISCELLANEOUS

9.1	Definitions.

Capitalized terms used and not otherwise defined herein have the respective meanings given to them in Exhibit A.

9.2	Notices.

To be valid for purposes hereof, any notice, request, demand, waiver, consent, approval, or other communication (any of the foregoing, a “Notice”) that is given pursuant hereto:

(a)

must be in writing and will be deemed given only as follows: (i) on the date established by the sender as having been delivered personally; (ii) on the date delivered to the recipient Party by a private, internationally recognized, overnight courier, as established by the sender by evidence obtained from the courier; (iii) if sent by facsimile to the recipient Party, then upon confirmation of transmission thereof and (1) if such transmission is received during normal business hours of the recipient, then on the date of such transmission as indicated in such confirmation, and (2) if such transmission is not received during normal business hours of the recipient, then on the next Business Day after the date of such transmission as indicated in such confirmation; (iv) if a Notice is delivered in portable document format (.pdf) as an attachment to an email addressed to a recipient Party, then at the time at which the confirmation of receipt is generated by the recipient Party opening the email message (and creating a record of receipt of the transmission) or receipt of such email message is otherwise acknowledged by the recipient Party; and

(b) must be addressed (depending upon the method of notice) as follows:

If to SFEG, then to:

Santa Fe Gold Corporation
1128 Pennsylvania NE, Suite 200,
Albuquerque, New Mexico 87110, USA
Attention: W. Pierce Carson

with a required copy (the delivery of which will not constitute notice to SFEG) to:

The Jordaan Law firm, PLLC
53131 McKinney Ave, Suite 600
Dallas, Texas 75204
Attention: Jakes Jordaan, Esq.
Email: jakes@jordaanlaw.com

If to any IGS Entity, then to:

20 Oxford Close
Leederville, WA, 6007
Attention: Travis Schwertfeger
Email: tschwertfeger@intgold.com.au

with a required copy (the delivery of which will not constitute notice to such IGS Entity) to:

International Goldfields Ltd
c/- 32 Harrogate Street
West Leederville, WA, 6007
Attention: Pip Leverington
Email: pipl@capelam.com.au

Notwithstanding the foregoing contact information set forth in this Section 9.2, a Party is permitted to validly deliver a Notice pursuant hereto to such other address or to the attention of such other or additional Person or Persons as the recipient Party has specified by prior Notice (in accordance with this Section 9.2) to the sending Party (or, in the case of counsel, to such other readily, ascertainable business address as such counsel might hereafter maintain). If more than one method for sending Notice as set forth above is used, then the earliest notice date established as set forth in this Section 9.2 will control for purposes of determining when such Notice is deemed to have been given.

9.3	Amendments; Waivers.

(a)

This Agreement can be amended if, and only if, such amendment is in writing and is signed by each Party; except that, after SFEG Required Vote is obtained, this Agreement cannot be amended without the further requisite approval of SFEG’s stockholders if such amendment alters or changes (1) the Merger Consideration, or (2) any terms of the Transactions in a manner that materially and adversely affects, or would reasonably be expected to materially and adversely affect, SFEG’s stockholders.

(b)

No waiver by any Party of such Party’s rights, powers, or privileges hereunder, will be binding against any other Party. No such waiver by a Party, and no failure or delay by any Party in exercising any of such Party’s rights, powers, or privileges hereunder, will be enforceable against such Party unless such waiver was given in a written instrument signed by such Party. The waiver by any Party of any of such Party’s rights, powers, or privileges hereunder arising because of any claimed breach, default, or misrepresentation under or with respect to a provision hereof, whether intentional or not, will not thereby extend (and will not be deemed to thereby extend) to any prior separate or subsequent breach, default, or misrepresentation, respectively, by such Party or by another Party and will not affect in any way any rights, powers, or privileges arising by virtue of any such separate prior or subsequent occurrence. No single or partial exercise of a Party’s rights, powers, or privileges under this Agreement will preclude any other or further exercise thereof or the exercise of any other right, power, or privilege hereunder or otherwise.

9.4	Remedies Cumulative.

Except as provided in ARTICLE 8, all rights and remedies hereunder are cumulative and in addition to, and not in lieu of, any other remedies available to any Party at law, in equity, or otherwise.

9.5	Expenses.

Except as otherwise expressly provided herein, SFEG, on the one hand, and the IGS Entities, on the other hand, shall bear their respective costs and expenses in connection with the negotiation, preparation, execution, and delivery hereof and of the Ancillary Documents, and in connection with the performance of such Party’s obligations hereunder, under the Ancillary Documents, and in connection with the Transactions, including all legal, accounting, financial advisory, consulting, and all other fees and expenses of third parties, whether or not the Transactions are consummated. Each Party’s respective rights and obligations under this Section 9.5 are subject to any rights or obligations of such Party arising from an Order in respect of a Breach hereof by any Party.

9.6	Assignment.

Each Party shall not, and shall not purport to, assign any of such Party’s rights hereunder or delegate any of such Party’s obligations hereunder (and shall not enter into any Contract that requires any such assignment or delegation) without the prior written consent of each other Party, and any such purported assignment or delegation without obtaining such written consent will be void ab initio; except that, prior to the Closing and without obtaining the consent of SFEG, each IGS Entity is permitted to assign any of such Buyers Entity’s rights hereunder or delegate any of such Buyers Entity’s obligations hereunder to one or more of IGS’s direct or indirect wholly owned Subsidiaries, on the conditions that (i) any such assignment does not affect the Merger Consideration or the obligations of IGS to provide for payment of the Merger Consideration and (ii) any such assignment does not delay or impede the consideration of the Transactions.

9.7	Governing Law.

This Agreement is governed by, and is to be interpreted and enforced in accordance with, the internal Laws of the State of Delaware applicable to contracts entered into and performed entirely within the State of Delaware, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

9.8	Consent to Jurisdiction and Venue.

Each Party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of the State of Delaware for the purposes of any Suit arising out of, or relating to, this Agreement or any of the Transactions. Each Party (a) hereby irrevocably and unconditionally waives any objection to the laying of venue of any Suit arising out of this Agreement or any Transaction in the State of Delaware, and (b) hereby irrevocably and unconditionally waives any objection that such Party might now or in the future have, and shall not plead or claim, that any such Suit brought in the State of Delaware has been brought in an inconvenient forum. A judgment in any Suit is permitted to be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

9.9	Counterparts.

Each Party is permitted to execute this Agreement in multiple counterparts, each of which will be deemed an original and all of which taken together will constitute one and the same instrument. Each Party is permitted to deliver this Agreement to the other Parties by means of delivery of one or more counterpart signature pages via facsimile or as an attachment in portable document format (.pdf) to an email addressed to the recipient Party. Any photographic copy, photocopy, or similar reproduction of this Agreement, any electronic file of this Agreement in portable document format (.pdf), or any copy of this Agreement delivered by facsimile transmission, in each case with all signatures reproduced on one or more sets of signature pages, will be considered as if it were manually executed.

9.10	No Third-Party Beneficiaries.

Except as provided in Section 6.3(b), no provision hereof is intended to confer, will not confer, and will not be deemed to confer benefits, rights, or remedies upon any Person other than upon the Parties, their respective successors, and their respective permitted assigns.

9.11	Entire Agreement.

This Agreement and the Ancillary Documents (a) are a final, complete, and exclusive statement of the agreement and understanding of the Parties with respect of the subject matter hereof and the Transactions, (b) collectively constitute the entire agreement of the Parties with respect to the subject matter hereof and the Transactions, and (c) supersede, merge, and integrate herein any prior and contemporaneous negotiations, discussions, representations, understandings, and agreements between any of the Parties (including the that certain Heads of Agreement between SFEG and IGS dated October 8, 2012), whether oral or written, with respect to the subject matter hereof and the Transactions.

9.12	Captions.

Titles, captions, and headings included herein are for convenience of reference only and do not affect the meaning, construction, or interpretation hereof or of any provision hereof.

9.13	Severability.

If any portion or provision hereof is to any extent determined to be illegal, invalid, or unenforceable by a court of competent jurisdiction, then the remainder hereof, and the application of such portion or provision in circumstances other than those as to which it is so determined to be illegal, invalid, or unenforceable, as applicable, will not be affected thereby. Without limiting the generality of the immediately foregoing sentence, if any portion or provision hereof is determined by any court of competent jurisdiction to be unenforceable by reason of excessive scope as to geographic, temporal, or functional coverage, then such provision will be deemed to extend only over the maximum geographic, temporal, and functional scope as to which such court determines it is permitted to be enforceable.

9.14	Interpretation; Construction.

(a)

Except as otherwise expressly provided this Agreement (including the definitions provided in Exhibit A): (i) in instances in which a word or phrase is defined herein, each of the other grammatical forms of such word or phrase has a correlative meaning; (ii) the terms “hereof,” “herein,” “hereunder,” “hereby,” “hereto,” “herewith,” and words of import similar to any of the foregoing are to be construed to refer to this Agreement as a whole and not to any particular Section or provision of this Agreement; (iii) a reference herein to an “Article,” “Section,” “Exhibit,” preamble, or recital is a reference to an article, section, exhibit, preamble, or recital, respectively, of or to this Agreement; (iv) the words “include,” “includes,” and “including” as used herein are deemed to be followed by the words “without limitation” and the canon of construction ejusdem generis is not to be applied with respect to the construction thereof; (v) the term “Dollars” and the symbol “$” mean United States dollars; except that the symbol “A$” means Australian dollars; (vi) all accounting terms used herein and not defined herein have the respective meanings given to them under GAAP; (vii) the word “Affiliate” when used herein has the meaning ascribed to such term in Rule 12b-2 under the Exchange Act; and (viii) the phrase “beneficial ownership” and words of similar import when used herein have the meaning ascribed to them in Rule 13d-3 under the Exchange Act.

(b)

Unless otherwise expressly provided herein: (i) any reference to a Contract (including this Agreement) and all other contractual instruments is a reference to such Contract or instrument (including all exhibits, schedules, annexes, indices, appendices, and other attachments thereto) as the same may be amended or otherwise modified in accordance with the terms thereof, in each case through the Signing Date, except that the rule of construction set forth in this clause (i) does not apply to Contracts that are listed or that are required to be listed in any Disclosure Letter; and (ii) any reference to a Law is a reference to all statutory and regulatory provisions and rules consolidating, amending, replacing, supplementing, or interpreting such Law, in each case through the Signing Date.

(c)

If a Party has an obligation hereunder to not permit another Person to take any action, then such Party is deemed to have a concurrent obligation to cause such other Person, to the extent such Party is capable of exercising Control over the actions of such other Person, to cease taking such action (if applicable) and to refrain from taking such action.

(d)

(d) The Parties have participated jointly in the negotiation and drafting hereof, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship hereof is not to affect the construction and interpretation hereof.

9.15	Time is of the Essence.

Time is of the essence with respect to all dates and time periods set forth or referred to herein.

9.16	Signed Writings.

Emails, including emails that bear an electronic “signature block” identifying the sender, do not constitute signed writings for purposes hereof.

9.17	Business Day.

If any date by which an action is to be taken hereunder falls on a date that is not a Business Day, then such date is deemed to refer to the first Business Day after such date.

9.18	Attachments.

All attachments hereto (including all schedules, exhibits, annexes, appendices, and indices hereto) are made a part hereof.

9.19	Equitable Relief.

Each Party acknowledges that the rights of each other Party hereunder and with respect hereto are special, unique, and of extraordinary character and that, if a Party breaches or threatens to breach any of such Party’s obligations hereunder, then each other Party (a) might experience irreparable harm as a result thereof and might be without an adequate remedy at law with respect thereto and (b) is permitted (except to the extent the satisfaction of such obligation has been waived by such non-breaching Party in accordance with the terms hereof), in addition to any remedies for damages or other relief, to institute and prosecute an action in any court of competent jurisdiction (subject to Section 9.8) for equitable relief (including specific performance, a temporary restraining order, and an injunction), without the requirement to post a bond.

9.20	Effectiveness.

This Agreement will become effective as of the Signing Date only when each Party has delivered a counterpart signature page signed by such Party to each other Party.

9.21	Relationship.

Nothing herein creates or implies (and will not create or imply): (a) a partnership, joint venture, or other commercial relationship between the Parties; (b) the authority for any Party to act as the agent or representative of any other Party; (c) an agreement or commitment by any Party to sell, license, purchase, acquire, develop, or use the products or services of any other Party; or (d) an encouragement to any Party to expend funds or other resources in the development of products or services.

9.22	Survival.

The representations and warranties of each Party made herein or in any Disclosure Letter, certificates or other documents delivered prior to or as of the Effective Time will survive until (but not beyond) the Effective Time. The IGS Entities’ respective obligations (and the obligations of the Surviving Corporation after the Merger) will survive the Effective Time without limitation (except for those obligations that, by their express terms, contemplate a shorter survival period).

9.23	No Other Representations or Warranties.

(a)

Except for the representations and warranties contained in ARTICLE 4, neither SFEG nor any other Person makes, and SFEG disclaims, any other representations or warranties (whether express or implied) on behalf of any SFEG Affiliate in connection with this Agreement or the Transactions. SFEG disclaims all liability or responsibility for any other statement or information made or communicated (orally or in writing) to Merger Sub, IGS, their Affiliates or any stockholder, officer, director, employee, representative, consultant, attorney, agent, lender, or other advisor of Merger Sub, IGS or their Affiliates (including any opinion, information, or advice that might have been provided to any such person by any representative of SFEG or any other Person or contained in the files or records of SFEG), wherever and however made, including any projections, forecasts, or other estimates, plans or budgets of future revenues, expenses or expenditures, and results of operations.

(b)

Except for the representations and warranties contained in ARTICLE 5, neither IGS, Merger Sub, nor any other Person makes, and IGS and Merger Sub disclaims, any other representations or warranties (whether express or implied) on behalf of any IGS Affiliate in connection with this Agreement or the Transactions. IGS and Merger Sub disclaims all liability or responsibility for any other statement or information made or communicated (orally or in writing) to SFEG, any SFEG Affiliate, or any stockholder, officer, director, employee, representative, consultant, attorney, agent, lender, or other advisor of SFEG or any SFEG Affiliate (including any opinion, information, or advice that might have been provided to any such person by any representative of IGS, Merger Sub, or any other Person or contained in the files or records of IGS or Merger Sub), wherever and however made, including any projections, forecasts, or other estimates, plans or budgets of future revenues, expenses or expenditures, and results of operations.

[Signatures on following page.]

IN WITNESS WHEREOF the parties have executed this Agreement and Plan of Merger.

SANTA FE GOLD CORPORATION

By: ______________________________
Authorized Signing Officer

IGS:

INTERNATIONAL GOLD FIELDS LIMITED
By: ______________________________
Authorized Signing Officer

MERGER SUB:

IGS MERGER SUB, INC.
By: ______________________________
Authorized Signing Officer

- 60 -

Execution Copy

IN WITNESS WHEREOF the parties have executed this Agreement and Plan of Merger.

SANTA FE GOLD CORPORATION

By: ______________________________
Authorized Signing Officer

IGS:

INTERNATIONAL GOLD FIELDS LIMITED

By: Antony Sage
Authorized Signing Officer

MERGER SUB:

IGS MERGER SUB, INC.

By: Antony Sage
Authorized Signing Officer

- 60 -

Execution Copy

EXHIBIT A

DEFINITIONS

The following terms have the following definitions:

“Accessing Party” has the meaning set forth in Section 6.2(a).

“Action” means any Suit, arbitration, audit, citation, summons, subpoena, hearing, investigation, inquiry, or other proceeding by or before any Governmental Entity or arbitrator (in each case whether civil, criminal or regulatory, whether at law or in equity, and whether sounding in contract, tort, or otherwise). on Shares.

“Affiliate” means has the meaning set forth in Section 9.14(a).

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means the Carson Employment Agreement, the Exchange Agreement, the Deposit Agreement, all SFEG Option Contracts (if any), all Warrant Contracts (if any), and the other documents executed and delivered to one or more Parties by one or more Parties in connection with the Transactions.

“ASX” means the Australian Securities Exchange.

“ASX Documents” has the meaning set forth in Section 5.5(a).

“ASX Listing Rules” means the listing rules of the ASX.

“Balance Sheet” has the meaning set forth in Section 4.7.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Basis” means any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that form or would reasonably be expected to form the basis for any specified consequence.

“Benefit Plan” means any qualified or non-qualified employee benefit plan, program, policy, practice, Contract or other arrangement, regardless of whether written, regardless of whether U.S.-based, including any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (including post-retirement medical and life insurance), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (regardless of whether such plan is subject to ERISA), including any multiemployer plan (as defined in Section 3(37) of ERISA) or multiple employer plan (as defined in Section 413 of the Code), any employment or severance agreement or other Contract, and any employee benefit, bonus, incentive, deferred compensation, profit sharing, vacation, stock, stock purchase, stock option, severance, change of control, fringe benefit, or other plan, program, policy, practice, or other Contract, regardless of whether subject to ERISA and regardless of whether funded, (i) that provides benefits to (x) any current or former employee, officer, or director of any SFEG Entity.

“Board” means, with respect to an Entity, the board of directors, board of managers, or similar governing body of such Entity.

“Book-Entry Shares” has the meaning set forth in Section 2.1(b).

“Bridge Loan” has the meaning set forth in Section 6.2(e).

“Business Day” means any day other than Saturday, Sunday, any day on which banks are required or authorized by U.S. federal Law to close in the State of New York, or any day on which banks in Australia are required or authorized to close.

“Carson Employment Agreement” has the meaning set forth in Section 1.7(a)(i).

“Certificate” has the meaning set forth in Section 2.1(b).

“Certificate of Merger” has the meaning set forth in Section 1.2.

“Charter” means SFEG’s certificate of incorporation.

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“Code” means the Internal Revenue Code of 1986.

“Consent” means any consent, approval, verification, declaration, authorization, waiver, license, exemption, acknowledgement or order of, registration or filing with, or report or notice to, any Person.

“Contract” means any agreement, arrangement, commitment or instrument, written or oral, including any loan or credit agreement or other agreement evidencing Indebtedness, promissory note, bond, mortgage, indenture, guarantee, lease, sublease, license, agreement to render services, or other agreement, arrangement, commitment or instrument evidencing rights or obligations of any kind or nature, including all amendments, modifications, supplements and options relating thereto.

“Corporations Act” means the Corporations Act 2001 (Cth).

“Core Representations” has the meaning set forth in Section 7.3(a).

“Covered Parties” has the meaning set forth in Section 6.7(a).

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, any State, or any other applicable foreign jurisdictions from time to time in effect.

“Depository” has the meaning set forth in Section 2.1(a)(i).

“Deposit Agreement” has the meaning set forth in Section 2.1(a)(i).

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral, or other similar arrangements related to such transactions.

“DGCL” has the meaning set forth in the recitals.

“Disclosure Letters” means SFEG Disclosure Letter and IGS Disclosure Letter, collectively.

“Effective Time” has the meaning set forth in Section 1.2.

“Effective Time SFEG Common Shares” means, without duplication, the total number of shares of SFEG Common Stock outstanding as of immediately prior to the Effective Time.

“Employment and Withholding Taxes” means any U.S. federal, state or local or non-U.S. employment, unemployment, insurance, social security, disability, workers’ compensation, payroll, health care or other similar Tax and all Taxes required to be withheld by or on behalf of each of SFEG and its Subsidiaries in connection with amounts paid or owing to any employee, independent contractor, creditor or other party, in each case, on or in respect of the business or assets thereof.

“Entity” means any Person that is not a natural person.

“Environmental Laws” has the meaning set forth in Section 4.12(a).

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder or in connection therewith.

“ERISA Affiliate” has the meaning set forth in Section 4.9(a).

“Exchange Act” has the meaning set forth in Section 4.5(a).

“Exchange Agent” means a bank or trust SFEG designated by IGS and reasonably satisfactory to SFEG.

“Exchange Agreement” means an exchange agent agreement, in form and substance reasonably satisfactory to SFEG, to be entered into prior to the Effective Time, between IGS and the Exchange Agent, appointing the Exchange Agent as agent for purposes of holding and distributing the Merger Consideration pursuant to the terms of this Agreement.

“Exchange Ratio” has the meaning set forth in Section 2.1(a)(i).

“F-4” has the meaning set forth in Section 4.4(b).

“FCPA” has the meaning set forth in Section 4.21(b).

“GAAP” has the meaning set forth in Section 4.5(b).

“Governmental Entity” means any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to any federal, state, or local government, or any international, multinational, or other government, and any department, commission, board, agency, instrumentality, political subdivision, bureau, official or other regulatory, administrative, or judicial authority of any of the foregoing, including the Australian Federal Police, he Australian Tax Office, the Australian Securities and Investments Commission and the Australian Crime Commission or the ASX.

“Hazardous Substances” has the meaning set forth in Section 4.12(a).

“HOA” has the meaning set forth in the Recitals.

“Holder” means a SFEG Common Stock Holder, a SFEG Option Holder, or a Warrant Holder.

“IFRS” means International Financial Reporting Standards.

“IGS” has the meaning set forth in the preamble.

“IGS ADR” has the meaning set forth in Section 2.1(a)(i).

“IGS ADS” has the meaning set forth in Section 2.1(a)(i).

“IGS Affiliate” means any Affiliate of IGS.

“IGS Assets” has the meaning set forth in Section 5.18.

“IGS Balance Sheet” has the meaning set forth in Section 5.7.

“IGS Board” has the meaning set forth in Section 5.3.

“IGS Business” means the collective business and operations of IGS Entities as of the Signing Date.

“IGS Common Share” means an ordinary share issued by IGS as defined in Section 2.1(a)(i).

“IGS Common Share Holder” means a Person directly holding one or more IGS Common Shares, in such Person’s capacity as a holder thereof.

“IGS Common Share Issue Resolution” means the resolution to be put to IGS Common Share Holders to approve the issue of IGS Common Shares comprised in the Merger Consideration for the purposes of ASX Listing Rule 7.1.

“IGS Disclosure Letter” means the disclosure letter delivered by IGS to SFEG at or prior to the execution and delivery hereof.

“IGS Entity” means IGS or any IGS Material Subsidiary.

“IGS Entities” has the meaning set forth in the preamble.

“IGS Financial Statements” means the financial statements included in IGS’s Annual Report for the year ended June 30, 2011.

“IGS Material Adverse Change” means a Material Adverse Change with respect to IGS.

“IGS Material Subsidiary” means and any Subsidiary of IGS that constitutes 20% or more of IGS’s consolidated revenue.

“IGS Permits” has the meaning set forth in Section 5.9(c).

“IGS Required Vote” has the meaning set forth in Section 5.3.

“IGS Shareholder Meeting” means a meeting of IGS Common Share Holders to approve IGS Common Share Issue Resolution, and IGS Delisting Resolution.

“IGS Shareholder Meeting Notice of Meeting” means the notice of meeting for IGS Shareholder Meeting.

“IGS Share” means a IGS Common Share.

“IGS Stock Option” means an option to purchase a single IGS Common Share, but excludes any right of any holder of indebtedness issued by IGS to convert such indebtedness into IGS Common Shares.

“IGS Subsidiary” means any Subsidiary of IGS.

“Indebtedness” of any Person means any obligations consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or businesses, including “earn-out” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage, or other debt instrument or debt security, (d) commitments or obligations by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit, (e) payment obligations secured by a Lien, other than a Permitted Lien, on assets or properties of such Person, (f) obligations to repay deposits or other amounts advanced by and owing to third parties, (g) obligations under capitalized leases, (h) obligations under any interest rate, currency, or other hedging agreement or Derivative Transaction, (i) guarantees or other contingent Liabilities with respect to any amounts of a type described in the immediately foregoing clauses (a) through (h), and (j) any interest, fees and other expenses with respect to any of the foregoing.

“Indemnified Parties” has the meaning set forth in Section 6.2(b).

“Indemnifying Party” has the meaning set forth in Section 6.2(b).

“Ineligible Overseas Stockholder” has the meaning set forth in Section 2.1(a)(v).

“IRS” has the meaning set forth in Section 4.9(a).

“Knowledge”: (a) an individual will be deemed to have “Knowledge” of a particular fact or matter only if such individual has actual knowledge of such fact or matter or could have obtained knowledge of such matter after reasonable inquiry; and (b) an Entity will be deemed to have “Knowledge” of a particular fact or matter only if (i) any officer of such Entity has Knowledge of a fact or matter or (ii) any manager of such Entity who has primary responsibility for the substantive area or operations in question and who reports directly to any officer of such Entity has Knowledge of such fact or matter. Except as set forth in the immediately foregoing sentence, a Person will be deemed to not have “Knowledge” of a particular fact or matter.

“Law” means any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Entity, or any listing agreement with or rule of any regulatory body, national securities exchange, or association.

“Leased Real Property” has the meaning set forth in Section 4.16(b).

“Letter of Transmittal” has the meaning set forth in Section 3.1(b)(i).

“Liabilities” means any and all liabilities, debts, claims, losses, expenses, damages, fines, costs, deficiencies, obligations or commitments of any nature whatsoever (whether asserted or unasserted, disclosed or undisclosed, direct or indirect, known or unknown, absolute or contingent, determined or undeterminable, on- or off-balance sheet, liquidated or unliquidated, accrued or unaccrued, matured or unmatured, due or to become due, or otherwise, regardless of when asserted and whether or not resulting from third-party claims), including any liability for Taxes and any of the foregoing arising under any Law, Order, or Contract.

“Liaison Officer” has the meaning set forth in Section 6.1(c)(ii)(1).

“LCIA” has the meaning set forth in Section 9.8.

“Liens” means any mortgage, security interest, indenture, deed of trust, pledge, deposit, restriction, burden, lien, right of first refusal, right of first offer, charge, privilege, easement, right of way, reservation, option, preferential purchase right, right of a vendor under any title retention or conditional sale agreement, or other arrangement substantially equivalent thereto, in each case regardless of whether relating to the extension of credit or the borrowing of money.

“Lost Certificate” has the meaning set forth in Section 3.1(f).

“Material Adverse Change” means, with respect to a Party and relative to the applicable reference date, any change, effect, event, circumstance, or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse change on (a) the business, results of operations, or financial condition of such Party and such Party’s Subsidiaries or such Party’s business operations, in each case taken as a whole, or (b) the ability of such Party to perform such Party’s obligations hereunder or to consummate the Transactions, in each case on a timely basis; except that each of the following events and circumstances is deemed to not constitute a “Material Adverse Change” (unless, in the case of the following clauses (i) and (iii), such event or circumstance, as the case might be, disproportionately affects such Party and such Party’s Subsidiaries or such Party’s business operations, in each case taken as a whole, in an adverse manner, as compared to similarly situated businesses): (i) any change arising from changes in general business, economic, financial, credit, or market conditions in the industry or in any of the geographical areas in which such Party conducts such Party’s business operations; (ii) the Parties’ entry into this Agreement or the announcement of this Agreement or the Transactions, including any reduction of employees or customers resulting from the public disclosure hereof; and (iii) any acts of war, insurrection, sabotage, terrorism, or public enemy, or any national or international political or social conditions.

“Material Contract” means each Contract of the types described in Section 4.12(a), regardless of whether listed in Section 4.12(a) of SFEG Disclosure Letter in effect as of or after the Signing Date.

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in Section 2.1(a)(iv).

“Merger Sub” has the meaning set forth in the preamble.

“NYSE MKT” has the meaning set forth in Section 4.4(b).

“Notice” has the meaning set forth in Section 9.2.

“OFAC” has the meaning set forth in Section 4.22(a).

“Operating Plan” has the meaning set forth in Section 6.1(c)(i).

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment, or arbitration award of a Governmental Entity.

“Ordinary Course” means (a) with respect to SFEG, the ordinary and usual course of normal day-to-day operations of SFEG Business through the Signing Date, consistent with past practice and (b) with respect to IGS, the ordinary and usual course of normal day-to-day operations of IGS Business through the Signing Date, consistent with past practice

“Organizational Documents” means, with respect to any Entity, such Entity’s certificate of incorporation, articles of incorporation, bylaws, articles of organization, constitution, partnership agreement, limited liability SFEG agreement, formation agreement, trust agreement, and other similar organizational documents of such Entity.

“Outside Date” has the meaning set forth in Section 8.1(b)(i).

“Parties” has the meaning set forth in the preamble.

“Permit” means any permit, license, waiver, concession, grant, registration, variance, exemption, authorization, operating certificate, franchise, order or approval issued by any Governmental Entity.

“Permitted Liens” means (a) Liens reserved against or identified in the Balance Sheet or IGS Balance Sheet, as the case may be, to the extent so reserved or reflected or described in the notes thereto, (b) Liens for Taxes, assessments or other governmental charges or levies that are not yet delinquent or due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established, (c) operators’, vendors’, suppliers’, carriers’, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, or construction Liens (during repair or upgrade period) or other like Liens arising by operation of Law in the ordinary course of business or statutory landlord’s Liens, and (d) those Liens that, individually or in the aggregate with all other Permitted Liens with respect to a Party, do not and are not reasonably likely to materially interfere with the use or value of the properties or assets of such Party and such Party’s Subsidiaries and in each case taken as a whole as currently used.

“Permitting Party” has the meaning set forth is Section 6.2(a).

“Person” means any natural person, firm, individual, partnership, joint venture, business trust, trust, association, corporation, SFEG, unincorporated entity or Governmental Entity.

“Pre-Closing Period” means the period beginning on the Signing Date and ending on the earlier of (a) the Effective Time and (b) the effectiveness of the termination hereof in accordance with ARTICLE 6.

“Proxy Statement” has the meaning set forth in Section 6.5(a).

“Reasonable Best Efforts” means best efforts in accordance with reasonable commercial practices, without incurring unreasonable expense.

“Qualified Equity Financing” means a sale of IGS Shares at a price of at least A$.03 per share in an amount sufficient to allow IGS to have upon closing of the Qualified Equity Financing: (A) at least A$10,000,000 in available cash, after deduction of transaction costs and all amounts paid, or payable, to both Komodo Capital Pty Ltd and Max Capital Pty Ltd in connection with the transactions contemplated by this Agreement, and (B) a maximum of $100,000 in total indebtedness.

“Record Holder” means each holder of record of SFEG Common Stock.

“Representatives” has the meaning set forth in Section 6.2(a).

“Return” means any return, estimated return, report, declaration, form, claim for refund, or information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Sale Agent” has the meaning set forth in Section 2.1(a)(v).

“SEC” has the meaning set forth in Section 2.2(d).

“SEC Documents” has the meaning set forth in Section 4.5(a).

“SEC Transaction Document” has the meaning set forth in Section 6.5(a).

“Secretary of State” has the meaning set forth in Section 1.2.

“Security” has the meaning given to such term in the Securities Act.

“Securities Act” has the meaning set forth in Section 4.5(a).

“Securities Exchange Act” has the meaning set forth in Section 2.2(d).

“Senior Secured Notes” has the meaning set forth in paragraph E of the preamble.

“SFEG” has the meaning set forth in the preamble.

“SFEG Affiliate” means any Affiliate of SFEG.

“SFEG Assets” has the meaning set forth in Section 4.13.

“SFEG Board” has the meaning set forth in Section 4.3(a).

“SFEG Board Recommendation” has the meaning set forth in Section 6.5(c).

“SFEG Business” means the collective business and operations of SFEG Entities as of the Signing Date.

“SFEG Common Stock” means SFEG Common Stock, $.002 par value per share, as defined et forth in Section 4.2(a).

“SFEG Common Stock Holder” means (a) a Person directly holding one or more shares of SFEG Common Stock, in such Person’s capacity as a holder thereof, or (b) a Person holding one or more shares of SFEG Common Stock through one or more Record Holders, in such Person’s capacity as a holder thereof.

“SFEG Common Stock” has the meaning set forth in Section 4.2(a).

“SFEG Common Stock Consideration” means IGS ADRs issuable to SFEG Common Stock Holders pursuant to Section 2.1(a).

“SFEG Common Stock Holder” means a Person directly holding one or more shares of SFEG Common Stock, in such Person’s capacity as a holder thereof (including IGS).

“SFEG Convertible Debentures” means those certain SFEG Convertible Debentures that are issued and outstanding as of the date hereof with a collective initial principal amount of US$450,000.00 and convertible into 1,125,000 shares of SFEG Common Stock.

“SFEG Designated Directors” means the FOUR individuals designated (pursuant to SFEG Designated Director Notice) by SFEG, but only if such individuals (a) are acceptable to IGS to serve as members of IGS Board upon the occurrence of the Effective Time, at least one of whom must be “independent” as defined by applicable NYSE MKT listing rules and ASX Corporate Governance Principles and Recommendations, (b) have consented to serve pursuant to the compensation and indemnification terms approved by the requisite approval of IGS Board and the shareholders of IGS, and (c) at least one of whom must be an Australian resident.

“SFEG Designated Director Notice” means the notice that SFEG is required to provide to IGS pursuant to Section 1.6(b).

“SFEG Disclosure Letter” means the disclosure letter delivered by SFEG to IGS at or prior to the execution and delivery hereof.

“SFEG Entity” means SFEG or any SFEG Subsidiary.

“SFEG Financial Statements” means the consolidated balance sheet of SFEG as of June 30, 2012 and the related consolidated statements of income, changes in stockholders’ equity, and cash flows (including, in each case, the related notes, as applicable) included in SFEG’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012 filed with the SEC under the Exchange Act.

“SFEG Material Adverse Change” means a Material Adverse Change with respect to SFEG.

“SFEG Option” means an option to purchase SFEG Common Stock issued pursuant to SFEG Stock Plan.

“SFEG Option Contract” means a written Contract between SFEG, IGS, and a SFEG Option Holder in form and substance acceptable to SFEG, regarding the treatment of SFEG Options that such SFEG Option Holder holds in connection with the Merger.

“SFEG Option Holder” means a Person directly holding one or more SFEG Options, in such Person’s capacity as a holder thereof.

“SFEG Permits” has the meaning set forth in Section 4.10(c).

“SFEG Restricted Share” has the meaning set forth in Section 2.1(a)(ii).

“SFEG Required Vote” has the meaning set forth in Section 4.3(a).

“SFEG Stock Plan” has the meaning set forth in Section 2.2(b).

“SFEG Subsidiary” means and Subsidiary of SFEG.

“SFEG Warrant” means a warrant to purchase SFEG Common Stock.

“SFEG Warrant Contract” means a written Contract between SFEG, IGS, and a SFEG Warrant Holder in form and substance acceptable to SFEG, regarding the treatment of SFEG Warrants that such SFEG Warrant Holder holds in connection with the Merger.

“SFEG Warrant Holder” means a Person directly holding one or more SFEG Warrants, in such Person’s capacity as a holder thereof.

“Signing Date” has the meaning set forth in the preamble.

“Stockholder Meeting” has the meaning set forth in Section 6.5(c).

“SFEG Permits” has the meaning set forth in Section 4.10(c).

“Surviving Corporation” has the meaning set forth in Section 1.1(a).

“Transaction Restricting Event” has the meaning set forth in Section 7.1(b).

Exhibit 1.7 (a)(iv)

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

          THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “AGREEMENT”) made as of this [*] day of _________, 2013, by and among SANTA FE GOLD CORPORATION (formerly known as AZCO MINING INC.), a Delaware Corporation (“SANTA FE”), INTERNATIONAL GOLDFIELDS LTD., an Australian corporation (“IGS,” collectively with Santa Fe, “EMPLOYER”), and W. PIERCE CARSON (“CARSON”).

RECITALS

A.	Santa Fe and Carson have entered into that certain Employment Agreement, dated as of October 7, 2003 (the “I NITIAL E MPLOYMENT A GREEMENT ”);

B.	Santa Fe and Carson have entered into that certain Change of Control Agreement, dated as of October 7, 2003 (the “C ONTROL A GREEMENT ”);

C.	Santa Fe and Carson have entered into that certain Property Identification Agreement, dated as of October 6, 2003 (the “I DENTIFICATION A GREEMENT ”);

D.	Santa Fe and Carson have entered into that certain Production Royalty Agreement, dated as of May 19, 2009 (the “ROYALTY AGREEMENT”);

E.

Contemporaneously with the execution of this Agreement, Santa Fe, IGS and IGS Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of IGS, entered into that certain Agreement and Plan of Merger (the “M ERGER A GREEMENT ”), which provides for IGS’ acquisition of by merger (the “MERGER”) of all of the outstanding shares of the capital stock of SFEG.

F.

Section 1.7(a)(iv) of the Merger Agreement provides that at the EFFECTIVE TIME (as defined in the Merger Agreement), IGS shall engage Carson as IGS’ president and chief executive officer pursuant to the terms of this Agreement and Carson shall remain as president and chief executive officer of Santa Fe.

G.	The Merger constitutes a Change of Control (as defined in the Control Agreement).

          NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the value, receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1.      Employment. At the Effective Time, the Initial Employment Agreement shall terminate and each of IGS and Santa Fe, jointly and severally, agrees to employ, and does hereby employ Carson and Carson hereby accepts such employment, for the Term (as defined below), with the duties and compensation and upon the terms and conditions hereinafter set forth in this Agreement.

Exhibit 1.7 (a)(iv)

          2.      Term. The term (“TERM”) of Carson’s employment shall commence at the Effective Time and shall continue for a period of twenty four (24) months from the Effective Time, unless earlier terminated as herein provided for in this Agreement.

          3.      Duties and Offices.

                         (a) Carson shall be the President and Chief Executive Officer (“CEO”) of both IGS and Santa Fe during the Term and shall perform the services as the IGS’ Board of Directors (“BOARD”) shall direct, which services shall be commensurate with Carson’s status as president and CEO of Employer. Carson shall perform his services subject only to the direction and control of the Board and will report only to the Board.

                         (b) During the Term, Carson shall devote such amounts of his working time and attention to the business and affairs of Employer as necessary to perform his duties hereunder, provided however that Employer acknowledges that Carson shall have the right to be a director or officer of other corporations not affiliated with the Employer and that a small portion of his time will be devoted to those other activities.

                         (c) The primary office for the performance of Carson’s services will be at the head office of Santa Fe in Albuquerque, New Mexico.

          4.      Compensation.

                         (a) Base Salary. During the Term, Santa Fe shall pay Carson an annual base salary of two hundred seventy-four thousand two hundred seventy-five dollars (US$274,275) in equal semi-monthly installments, less required withholding and other applicable taxes. From time to time the Board shall review Carson’s rate of annual base salary and in its sole discretion may increase (but not decrease) such base salary, provided, however, that beginning after the first anniversary of this Agreement, at a minimum Carson’s base salary shall be increased effective January 1 of each year by an amount equal to the percentage increase, if any, over the preceding 12 months in the Consumer Price Index for All Urban Consumers – U. S. City Average – All Items.

                         (b) Performance Bonus. Carson shall be awarded a one-time performance bonus of US$500,000 in cash (the “PERFORMANCE BONUS”) upon Santa Fe’s Summit Mine during the Term achieving either of the following two performance standards: (1) a total of at least 7,000 “Gold Equivalent Ounces” (as defined below) are mined and processed over any three consecutive one-month periods (“PERFORMANCE STANDARD 1”); or (2) a total of at least 4,900 “Payable Gold Equivalent Ounces” (as defined below) are produced over any three consecutive one-month periods (“PERFORMANCE STANDARD 2”). “GOLD EQUIVALENT OUNCES” means (i) the number of ounces of Gold plus (ii) the number of ounces of Silver expressed in its Gold Equivalent (as calculated below). “GOLD EQUIVALENT” shall be equal to the number of ounces of Silver under clause 4(b)(ii) above divided by the quotient of (x) the average price of Gold during the month, and (y) the average price of Silver during the month. Average Gold and Silver prices shall be determined by reference to the average daily settlement prices of these metals on the London Bullion Market Association, PM Fix (Bloomberg: GoldLNPM and SLVRLN Indexes, respectively). “PAYABLE GOLD EQUIVALENT OUNCES” means the number of saleable Gold Equivalent Ounces after losses due to metallurgical processing and smelter and/or refining deductions. The Performance Bonus shall be payable by Santa Fe at the end of the month immediately following satisfaction of either Performance Standard 1 or Performance Standard 2.

Exhibit 1.7 (a)(iv)

          5.      Change in Control Agreement.

                         (a)      Carson and the Employer hereby agree to terminate the Control Agreement to be effective as of the Effective Time.

                         (b)      In consideration for Carson agreeing to terminate his rights under the Control Agreement, Santa Fe agrees to pay to Carson two lump sum cash payment, each in the amount of 149.5% of Carson’s base amount as defined in IRC Section 280G (b) (3), calculated as of the Effective Time (each a “CANCELLATION PAYMENTS”). Unless the Cancellation Amounts shall become payable in accordance with Section 7, the first Cancellation Payment shall be made on the first anniversary date of this Agreement and the second Cancellation Payment shall be made on the second anniversary date of this Agreement. The Cancellation Payments shall be in consideration of Carson cancelling his rights under the Control Agreement and in consideration of Carson entering into this Agreement.

          6.      Expenses, Benefits and Perquisites.

                         (a)      Employer will pay or reimburse Carson for all travel and other expenses reasonably incurred by Carson during the Term in connection with the performance of his duties hereunder upon presentment of written expense receipts reflecting such expenses.

                         (b)      Santa Fe shall provide health insurance to Carson, his spouse and dependents.

                         (c)      Santa Fe shall continue to provide to Carson term life insurance in the amount of one million dollars (US$1,000,000), naming Carson’s estate as beneficiary.

                         (d)      Santa Fe shall continue to provide Carson the use of a 4-wheel drive automobile for business and personal use, the details of which vehicle shall be agreed between Carson and the Employer. Santa Fe shall continue to be responsible for the cost of maintenance and insurance of said vehicle, and also for the cost of fuel and oil related to business use of the vehicle, including travel between Carson’s home and his place of employment.

                         (e)      Carson shall be entitled to four weeks paid vacation each calendar year. At the Effective Time and upon termination of the Control Agreement, Santa Fe shall pay Carson for previously accrued 8 weeks of vacation time (the “ACCRUED VACATION TIME”). Under this Agreement, Santa Fe will carry any accrued cacation time over into each following calendar year.

Exhibit 1.7 (a)(iv)

                         (f) Carson shall be entitled to participate in all employee benefit plans and programs maintained by the Employer for management employees generally, including, without limitation, all retirement, life and health insurance, incentive compensation including stock option and profit sharing, fringe benefit, and expense reimbursement plans and programs and such other plans and programs as may be specified by the Board.

          7.      Obligations of the Employer upon Termination. Upon termination of Carson’s employment as provided for in Section 2, the Employer shall pay to Carson the following: (a) a lump sum cash payment of accrued but unpaid base salary, (b) a lump sum cash payment of any accrued vacation time, (c) a lump sum cash payment of any earned but unpaid Performance Bonus and (d) any unpaid Cancellation Payment amounts that have not been paid pursuant to Section 5(b). Termination shall not affect any rights that Carson may have at the time of termination pursuant to any insurance, retirement, pension, stock or option award or other benefit plan or arrangement with the Employer.

          8.      Disability. If Carson is unable to perform his services by reason of illness or incapacity for a period of 180 consecutive days, the Employer shall have the right to terminate Carson’s employment at any time after the 180th day, provided that on the effective date of termination, Carson is still disabled. Such termination shall not affect any rights that Carson may have at the time of termination pursuant to any insurance, retirement, pension, stock or option award or other benefit plan or arrangement with the Employer or with respect to the Cancellation Payments. During the period of disability prior to termination, the Employer shall pay to Carson the base salary provided for in this Agreement and shall comply with all other terms and conditions of this Agreement. Upon termination pursuant to this Section 8, the Employer shall pay to Carson the following: (a) a lump sum cash payment of accrued but unpaid base salary, (b) a lump sum cash payment of the Accrued Vacation Time, (c) a lump sum cash payment of any earned but unpaid Performance Bonus, (d) any unpaid Cancellation Payment amounts and (e) continued health care benefits for Carson, his spouse and dependents for a period of two (2) years after termination of employment.

          9.      Death of Carson. In the event that Carson should die during the Term, Carson’s employment under this Agreement shall be deemed terminated. Such termination shall not affect any rights that Carson, his spouse or estate may have at the time of his death pursuant to any insurance or other death benefit, retirement, pension, stock or option award or any other benefit plan or arrangement with the Employer. Upon the death of Carson, the Employer shall pay to Carson’s estate the following: (a) a lump sum cash payment of accrued but unpaid base salary, (b) a lump sum cash payment of any accrued vacation time, (c) a lump sum cash payment of any earned but unpaid Performance Bonus, (d) any unpaid Cancellation Payment amounts and (e) continued health care benefits for Carson, his spouse and dependents for a period of two (2) years after termination of employment.

Exhibit 1.7 (a)(iv)

          10.    Discharge for Cause. The Board of Directors of the Employer may discharge Carson For Cause at any time. Such discharge shall be effected by written notice to Carson which shall specify the reasons for Carson’s discharge and the effective date thereof. As used herein, the term “FOR CAUSE” shall mean only chronic alcoholism, drug addiction, criminal dishonesty or willful violation of direct written instructions from the Board of Directors of the Employer relating to a material matter which directions are consistent with all applicable laws, rules and regulations and orders to which Carson or the Employer are subject and the provisions of this Agreement unless cured within ten (10) days after notice. Upon termination pursuant to this Section 10, Carson’s employment and all benefits under this Agreement shall terminate, except that such termination shall not affect any right that Carson may have at the time of termination pursuant to any insurance or other death benefit, retirement, pension, stock or option award or any other benefit plan or arrangement with the Employer. Upon termination, the Employer shall pay to Carson the following: (a) a lump sum cash payment of accrued but unpaid base salary, (b) a lump sum cash payment of any accrued vacation time, (c) a lump sum cash payment of any earned but unpaid Performance Bonus, and (d) any unpaid Cancellation Payments.

          11.    Indemnification. The Employer shall indemnify Carson to the fullest extent permitted by law and the certificate of incorporation and bylaws of the Employer from and against any loss, claim, liability and/or expense incurred for, or by reason of, or arising out of, acts of Carson as an officer and/or director of the Employer or any subsidiary.

          12.    Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement and the obligations and responsibilities of the parties hereto or the breach or alleged breach by any of the parties of their respective obligations hereunder shall be settled by arbitration in the city of Albuquerque, New Mexico by one arbitrator in accordance with the then governing Rules of the American Arbitration Association. The written decision of the arbitrator shall be final and binding upon the Employer and Carson. Judgment upon the award rendered may be entered and enforced in any court of competent jurisdiction. Notwithstanding the above, either party shall be entitled to seek and obtain injunctive or similar relief from a court of competent jurisdiction where appropriate pending arbitration. Both parties hereby submit to the exclusive jurisdiction of the courts of the State of New Mexico or Federal Courts situated in Bernalillo County, New Mexico for such purpose and for purposes of enforcing any arbitration award. The Employer shall pay all legal fees and expenses reasonably incurred by Carson in good faith as a result of any claim or arbitration arising from this Agreement.

          13.    Miscellaneous.

                         (a) Carson’s Property Identification Agreement with the Employer dated October 6, 2003 shall remain in full force and effect during the Term and shall survive termination of this Agreement.

Exhibit 1.7 (a)(iv)

                         (b) Carson’s Royalty Agreement with the Employer dated May 19, 2009 shall remain in full force and effect during the Term and shall survive termination of this Agreement.

                         (c) This Agreement contains the entire understanding between the parties hereto concerning the subject matter hereof. Only an instrument in writing executed by the parties hereto may amend this Agreement.

                         (d) This Agreement shall be construed and enforced in accordance with the laws of the State of New Mexico.

                         (e) This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of the successor or successors of the Employer, whether by merger, consolidation or otherwise.

                         (f) Any notice to be given pursuant to the terms of this Agreement shall be in writing and delivered by hand or sent by registered or certified mail to such party at such party’s address set forth above or to such other address or to the attention of such other person as either party has specified by prior written notice to the other party.

                         (g) A party’s waiver of a breach of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of this Agreement by such other party. No waiver shall be valid unless in writing and signed respectively by an authorized officer of the Employer or by Carson.

                         (h) Carson acknowledges that his services are unique and personal. Accordingly, Carson shall not assign his rights or delegate his duties or obligations under this Agreement.

                         (i) Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

                         (j) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

Exhibit 1.7 (a)(iv)

IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed by its officer thereunto duly authorized, and Carson has executed this Agreement all as of the date first above set forth.

W. PIERCE CARSON

SANTA FE GOLD CORPORATION

By:
Authorized Signing Officer

IGS:

INTERNATIONAL GOLD FIELDS
LIMITED
By:
Authorized Signing Officer

Schedule 4.2(b) & 4.2 (c)
SANTA FE GOLD CORPORATION
CAPITALIZATION TABLE

Authorized Shares of Common Stock	300,000,000
Outstanding Shares at 02/08/13	117,599,598

Shares Reserved for Issuance:

Employee Equity Incentive Plan
Remaining and Unissued Shares	1,085,000

		Outstanding		Wtd Avg.
	Exercise Price	Number	Expiration	Price
Options
President & Director	$0.11	4,000,000	10/7/2013
Director, Officers, & Key Employees	$0.32	500,000	8/20/2017
Employees, Officers	$0.36	4,035,000	12/31/2017
Employee	$0.86	20,000	6/8/2015
Director	$0.86	50,000	6/8/2015
Outside Group	$1.00	250,000	4/16/2015
Employee	$1.01	20,000	5/16/2016
Director	$1.21	75,000	12/31/2015
Outside Group	$1.30	125,000	4/30/2013
Outside Group	$1.30	150,000	11/10/2013
Director	$1.38	75,000	12/31/2014
Outside Group	$1.70	125,000	4/30/2013
		9,425,000		$0.50

				Wtd Avg.
Warrants			Expiration	Price
Buckman	$0.40	4,500,000	7/31/2017
Collabrium	$0.40	500,000	9/14/2017
Direct Shareholder Placement (Various)	$0.40	6,244,286	8/17/2017
Pucurs, Foster, Bradley	$0.40	562,500	10/31/2014
Institutional Investor, CRANSHIRE AIR	$0.30	333,333	4/30/2013
Institutional Investor, CRANSHIRE AIR	$0.30	364,357	6/2/2013
Sulane	$0.30	6,750,000	12/31/2014
J. Richardson	$1.00	350,000	1/12/2017

Private Investor; SIGLER	$1.06	141,510	6/22/2014
Institutional Investor; INTUITIVE	$1.06	47,169	7/27/2014
Private Investor; CRAWFORD	$1.06	50,000	8/6/2014
Private Investor (2); NESVEDA & WOODINGTON	$1.06	5,660	8/17/2014
Private Investor; INTUITIVE	$1.06	9,434	8/17/2014

Institutional Investor; INTUITIVE	$1.25	94,858	2/1/2013
Chardan Capital Markets	$1.25	250,000	1/16/2015

Warrants - RDO Placement	$1.70	3,846,155	1/15/2015
Warrants - Rodman Renshaw	$1.625	461,539	12/29/2014

Warrants - RDO Placement	$1.50	833,334	12/30/2015
Warrants - Rodman Renshaw	$1.50	100,000	11/29/2014

Victory Park	$0.91	500,000	8/3/2016
Zone Capital Partners	$1.00	250,000	8/8/2016
		26,194,135		$0.66

Convertible Notes			Due Date
Private Investors (2)	$0.40	750,000	10/31/2014
Private Investor	$0.40	375,000	11/30/2014
		1,125,000		$0.40

Total Shares Reserved for Issuance		37,829,135

Fully-Diluted Shares		155,428,733